EXHIBIT 2.6

PLANET 13 HOLDINGS INC.

as the Purchaser

and

NEXT GREEN WAVE HOLDINGS INC.

as the Company

ARRANGEMENT AGREEMENT

December 20, 2021

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SCHEDULES

SCHEDULE A	PLAN OF ARRANGEMENT
SCHEDULE B	ARRANGEMENT RESOLUTION
SCHEDULE C	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SCHEDULE D	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
SCHEDULE E	FORM OF VOTING AND SUPPORT AGREEMENT

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of the 20th day of December, 2021,

B E T W E E N:

PLANET 13 HOLDINGS INC., a corporation existing under the laws of the Province of British Columbia;

(the “Purchaser”)

- and -

NEXT GREEN WAVE HOLDINGS INC., a corporation existing under the laws of the Province of British Columbia;

(the “Company”).

WHEREAS the Parties are proposing an arrangement involving, among other things, the acquisition by the Purchaser of all of the outstanding Company Common Shares pursuant to the Arrangement, as provided in this Agreement;

AND WHEREAS the Board, following the recommendation of the Special Committee, has determined that the Arrangement is fair to the Company Shareholders and that the Arrangement is in the best interests of the Company and has resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favour of the Arrangement Resolution;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Action” means any action, assessment, suit, proceeding (including arbitration proceeding), investigation, complaint, examination, subpoena, claim, charge, grievance, order, audit, governmental charge or inquiry.

“Acquisition” has the meaning specified in Section 2.13(1).

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“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser or any Person acting jointly or in concert with the Purchaser) after the date of this Agreement relating to: (i) any sale or disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as the foregoing), direct or indirect, in a single transaction or a series of related transactions, of or involving assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries (in each case based on the financial statements of the Company most recently filed prior to such time as part of the Company Filings) or of 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities); (ii) any direct or indirect take-over bid, exchange offer, treasury issuance of securities, sale of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities of the Company or any of its Subsidiaries (including securities convertible or exercisable or exchangeable for voting, equity or other securities of the Company or any of its Subsidiaries); (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“affiliate” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions.

“Agreement” means this arrangement agreement, including all schedules hereto, as it may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Money Laundering Laws” has the meaning specified in Paragraph 5(d) of Schedule C.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement, the Plan of Arrangement and the Interim Order or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Issued Securities” means all securities to be issued by the Purchaser pursuant to the Arrangement, including the Purchaser Shares representing the Share Consideration, the Replacement Options and, after the Effective Time, the Purchaser Shares underlying the Replacement Options.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form set out in Schedule B hereto.

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“associate” has the meaning specified in the Securities Act (British Columbia).

 “Authorizations” has the meaning specified in Paragraph 13(a) of Schedule C.

 “BCBCA” means the Business Corporations Act (British Columbia).

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning specified in Section 2.4(2).

“Breaching Party” has the meaning specified in Section 4.8(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Vancouver, British Columbia, Toronto, Ontario or Las Vegas, Nevada.

“California Licenses” means the California commercial cannabis licenses issued to the Company as set forth in Section 13 of the Company Disclosure Letter.

“CARES Act” has the meaning specified in Paragraph 16(m) of Schedule C.

“Cash Consideration” means $0.0001 per Company Common Share, subject to the terms of the Plan of Arrangement.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective bargaining agreement, union agreement or similar agreement applicable to the Company and/or any of its Subsidiaries and all related documents, including letters of understanding, letters of intent or other written communications with bargaining agents for any Company Employee which impose obligations upon the Company and/or any of its Subsidiaries.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Company Assets” means all of the assets, properties, permits, Authorizations, rights and other privileges (whether contractual or otherwise) of the Company and its Subsidiaries including the Company Real Property.

“Company Authorizations” has the meaning specified in Paragraph 13(a) of Schedule C.

“Company Bank Accounts” has the meaning specified in Paragraph 26 of Schedule C.

“Company Benefit Plan” means has the meaning specified in Paragraph 21(c) of Schedule C.

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“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. (Toronto time) on December 18, 2021, the index of documents of which is appended to the Company Disclosure Letter.

“Company Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Company Common Shares, including options and warrants.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, executed and delivered by the Company to the Purchaser with this Agreement.

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Fairness Opinions” means the opinions of the Company Financial Advisor and the Company Independent Financial Advisor, each to the effect that, as of the date hereof, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.

“Company Filings” means all documents publicly filed under the profile of the Company on the SEDAR since January 1, 2020.

“Company Financial Advisor” means INFOR Financial Inc.

“Company Financial Statements” has the meaning specified in Paragraph 7(a) of Schedule C.

“Company Independent Financial Advisor” means Evans & Evans, Inc..

“Company Intellectual Property” has the meaning specified in Paragraph 17 of Schedule C.

“Company Leases” has the meaning specified in Paragraph 15(a) of Schedule C.

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“Company Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company and its Subsidiaries, on a consolidated basis, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)	any change generally affecting the cannabis industry as a whole;

(b)

any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, banking, currency exchange, interests rate, rate of inflation, business, regulatory, political or market conditions or in national or global financial or capital markets conditions;

(c)	any hurricane, flood, tornado, earthquake, forest fire or other natural disaster, man-made disaster or comparable event;

(d)	any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event including any worsening or re-occurrence thereof;

(e)	any change or proposed change in any Laws or GAAP or in the interpretation or application of any Laws by any Governmental Entity;

(f)	any generally applicable changes in IFRS as incorporated in the Handbook of the Canadian Institute of Chartered Accountants

(g)

the failure by the Company to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings (it being understood that the causes underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(h)	the announcement of this Agreement and the transactions contemplated hereby;

(i)	any action taken (or omitted to be taken) by the Company or its Subsidiaries that is consented to by the Purchaser expressly in writing;

(j)	any action taken (or omitted to be taken) by the Company or its Subsidiaries upon the written request of the Purchaser; or

(k)

any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred) or any suspension of trading;

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provided, however, that with respect to clauses (a) through to and including (d), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, on a consolidated basis, relative to other comparable companies and entities operating in the industry in which the Company and its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Company Material Adverse Effect” has occurred.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options to purchase Company Common Shares issued pursuant to the Company’s stock option plan, as listed in Section 1.1 of the Company Disclosure Letter.

“Company Real Property” has the meaning specified in Paragraph 15(a) of Schedule C.

“Company Related Party Transaction” has the meaning specified in Paragraph 24 of Schedule C.

“Company Reporting Jurisdictions” has the meaning specified in Paragraph 6 of Schedule C.

“Company Securityholders” means, collectively, the Company Shareholders and the Company Optionholders.

“Company Shareholders” means the registered or beneficial holders of the Company Common Shares, as the context requires.

“Company Termination Fee” has the meaning specified in Section 8.2(2).

“Company Termination Fee Event” has the meaning specified in Section 8.2(2).

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” means the mutual confidentiality agreement between the Company and the Purchaser dated October 1, 2021.

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“Consideration” means the consideration to be received by non-dissenting Company Shareholders in respect of each Company Common Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Cash Consideration and the Share Consideration.

“Constating Documents” means articles and notice of articles, articles of incorporation, amalgamation, or continuation or similar organizational documents, as applicable, by-laws and all amendments to such articles, similar organizational documents or by-laws.

“Contract” means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which a Party or any of its respective Subsidiaries is a party or by which it or any of its respective Subsidiaries is bound or affected or to which any of its or any of its respective Subsidiaries’ properties or assets is subject.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means the novel coronavirus, which was declared a pandemic by the World Health Organization on March 12, 2020.

“CSE” means the Canadian Securities Exchange.

“Depositary” means Odyssey Trust Company, or any other depositary or trust company, bank or financial institution as the Purchaser may appoint to act as depositary with the approval of the Company, acting reasonably, for the purpose of, among other things, exchanging certificates representing Company Common Shares for the Share Consideration in connection with the Arrangement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DTC” means the Depository Trust Company.

“Effective Date” means the date on which the Arrangement becomes effective, as set out in Section 2.8.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Eligible Holder” means a beneficial owner of Company Common Shares immediately prior to the Effective Time who is resident in Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is resident in Canada for the purposes of the Tax Act (other than a Tax Exempt Person).

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“Employee Plans” means all health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option, insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, savings, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, policies, trusts, funds, agreements, or arrangements for the benefit of current or former Company Employees or current or former directors of the Company or any of its Subsidiaries, which are maintained, sponsored, contributed to or funded by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including iand any other U.S. federal law, the violation of which is predicated upon a violation of the controlled substances act, 21 U.S.C. § 801 et seq., as it applies to marijuana.

“Final Order” means the final order of the Court, after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the Arrangement Issued Securities to Company Securityholders that are in the United States or U.S. Persons, made pursuant to section 291 of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“GAAP” means generally accepted accounting principles as provided for in the CPA Canada Handbook - Accounting for an entity that prepares its financial statements in accordance with IFRS, at the relevant time, applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IRS” means the United States Internal Revenue Service.

“Indemnified Persons” has the meaning specified in Section 8.7.

“Indemnity Agreement Amendment” has the meaning specified in Section 4.12.

“Intellectual Property” means all proprietary rights provided in Law and at equity recognized under the Law of any jurisdiction in the world, whether under common law, by statute or otherwise, to all: (i) trademarks, service marks, trade dresses, logos, designs and slogans whether in word, mark, stylized or design format, registered and unregistered, throughout the world and any associated goodwill; (ii) patents and patent applications (respectively issued or filed throughout the world), as well as any re-examinations, extensions, and reissues thereof and any divisionals, continuations, continuation-in-parts and any other applications or patents that claim priority from such patents and applications; (iii) copyrights, registered and unregistered, and all rights, claims and privileges pertaining thereto, including moral rights and the benefit of any waivers of moral rights, software and documentation therefor; (iv) inventions (whether or not patentable), formulas, processes, invention disclosures, technology, technical data, preclinical and clinical data and results, or information; (v) all industrial designs, trade secrets, domain names, know-how, concepts, information; and (vi) other intellectual and industrial property and other proprietary information, patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, blue prints, construction plans, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the Arrangement Issued Securities to Company Securityholders in the United States or that are U.S. Persons, made pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Interim Period” has the meaning specified in Section 4.1(1).

“Key Employees” means the employee(s) specified in Section 6.2(8) of the Company Disclosure Letter.

“Latest Balance Sheet” means the unaudited consolidated financial statements of the Company as of and for the three and nine-month periods ended September 30, 2021.

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“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning specified in Section 5.4(1)(e).

“Material Contract” means any Contract of the Company or its Subsidiaries:

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect;

(b)	with respect to a lease the termination of which would be material to the Company and its Subsidiaries including those leases set out in Section 15(a) of the Company Disclosure Letter;

(c)

relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness (currently outstanding or which may become outstanding) or to the lending of any money in excess of USD$50,000 to another Person;

(d)

that provides for the indemnification by the Company or such Subsidiary of any Person or the assumption of any Tax, environmental, or other liability of any Person, in each case outside the Ordinary Course;

(e)

restricting the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of any Lien) or the incurrence of any Liens on any Company Assets, or restricting the payment of dividends by the Company or by any of its Subsidiaries;

(f)	under which a Person made payments to the Company and its Subsidiaries in excess of USD$50,000 during the 12-month period ended November 30, 2021;

(g)	under which the Company and/or its Subsidiaries made payments to any Person in excess of USD$50,000 during the 12-month period ended November 30, 2021;

(h)	that cannot be cancelled by the Company or such Subsidiary without penalty or without more than 30 days’ notice;

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(i)	under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of USD$50,000 over the remaining term;

(j)	providing for the establishment, investment in, operation, organization, governance or formation of any joint venture, strategic relationship, limited liability company, partnership or similar entity;

(k)	that contemplates an exclusive business relationship with any other Person or grants a right of first offer or refusal or similar rights or terms to any Person;

(l)	with a Governmental Entity;

(m)

that gives another Person the right to acquire or provide a set quantity or volume of products or services from or to the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has provided a most-favoured nation or similar right to another Person;

(n)	that contains any material exclusivity or non-solicitation obligations of the Company or any of its Subsidiaries;

(o)

that limits or restricts in any respect: (i) any business practice of the Company or any of its Subsidiaries; (ii) the ability of the Company or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area; or (iii) the scope of Persons to whom the Company or any of its Subsidiaries may sell assets, products or inventory to or acquire assets, products or inventory from or deliver services to or contract with for services;

(p)

that relates to the acquisition or disposition of any business, any securities or other equity interests of or to any Person, any assets of or to any other Person or any real property of or to any Person (whether by amalgamation, arrangement, sale of securities, sale of assets or otherwise) with respect to which there are outstanding obligations;

(q)

providing for any severance, retention or transaction bonus, change of control payment or other fee that will become payable, whether by acceleration or otherwise (and whether or not subject to a “double trigger”), by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement;

(r)	that is a Collective Agreement or other similar agreement with respect to Company Employees;

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(s)	that relates to Company Intellectual Property (other than “shrink-wrap” and other generally available end-user licenses or permissions) or third party- owned trade or service marks or brand names;

(t)

that requires the consent of any other Person to the Contract to a change in control of the Company or any of its Subsidiaries or that triggers or accelerates the rights of any other Person to the Contract upon a change in control of the Company or any of its Subsidiaries;

(u)

that provides or by which the Company or any of its Subsidiaries receives management, consulting or similar administrative services that involve aggregate compensation or other payments in excess of USD$50,000;

(v)

that is with any current or former director or Company Employee or any of their associates or affiliates (other than employment contracts) or any Person that owns or currently or formerly beneficially owned 5% or more of the outstanding Company Common Shares or with any of such Person’s associates or affiliates; or

(w)	that is otherwise material to the Company and its Subsidiaries, taken as a whole.

“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“officer” has the meaning specified in the Securities Act (British Columbia).

“Ordinary Course” means, with respect to an action taken by a Party or its Subsidiaries, that such action is consistent with the past practices of such Party and its Subsidiaries and is taken in the ordinary course of the normal day-to-day operations of the business of such Party and its Subsidiaries and is not otherwise material and adverse to such Party and its Subsidiaries.

“Outside Date” means March 31, 2022, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 28 days (in 14-day increments) if the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Toronto time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals is primarily the result of such Party’s wilful breach of its covenants herein. Notwithstanding the foregoing, if there is a “second request” under the HSR Act, the Outside Date may be extended upon mutual agreement of the Parties in writing.

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“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)

Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(b)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of a Party or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)

easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights in real or immovable property that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(e)

zoning and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(f)

such other imperfections or irregularities of title or Lien that, in each case, do not materially adversely affect the use of the properties or assets subject thereto or otherwise materially adversely impair business operations of such properties;

(g)

agreements with any Governmental Entity and any public utilities or private suppliers of services that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

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(h)

Liens in respect of pledges or deposits under workers' compensation, social security or similar Laws, other than with respect to any amounts which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(i)	any notices of leases registered on title and licenses of occupation;

(j)	purchase money liens and liens securing rental payments under capital lease arrangements; and

(k)	customary Liens of landlords, sublandlords or licensors arising under leases or license arrangements;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 hereof, the Plan of Arrangement itself or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Pre Acquisition Reorganization” has the meaning specified in Section 4.6(1).

“Privacy Laws” mean all applicable Laws governing the processing of personal information, including the Personal Information Protection and Electronic Documents Act (Canada), but shall exclude the European Union's and European Economic Area's General Data Protection Regulation, local Laws related thereto and substantially similar Laws.

“Purchaser” has the meaning ascribed thereto in the preamble hereto.

“Purchaser Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Purchaser Shares, including options, exchangeable shares, restricted stock unit grants, rights and warrants.

“Purchaser Disclosure Letter” means the disclosure letter dated the date of this Agreement and executed and delivered by the Purchaser to the Company with this Agreement.

“Purchaser Employees” means the officers, employees and independent contractors of the Purchaser.

“Purchaser Filings” means all documents publicly filed under the profile of the Purchaser on the SEDAR since January 1, 2020.

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“Purchaser Financial Statements” has the meaning specified in Paragraph 6(a) of Schedule D.

“Purchaser Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Purchaser and its Subsidiaries, on a consolidated basis, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)	any change generally affecting the cannabis industry as a whole;

(b)

any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, banking, currency exchange, interest rate, rate of inflation, regulatory, political or market conditions or in national or global financial or capital markets conditions;

(c)	any hurricane, flood, tornado, earthquake, forest fire or other natural disaster, man-made disaster or comparable event;

(d)	any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event including any worsening or re-occurrence thereof;

(e)	any change or proposed change in any Law or GAAP or in the interpretation or application of any Laws by any Governmental Entity;

(f)	any generally applicable changes to IFRS as incorporated in the Handbook of the Canadian Institute of Chartered Accountants;

(g)

the failure by the Purchaser to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings (it being understood that the causes underlying any such failure may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

(h)	the announcement of this Agreement and the transactions contemplated hereby;

(i)	any action taken (or omitted to be taken) by the Purchaser or its Subsidiaries that is consented to by the Company expressly in writing;

(j)	any actions taken (or omitted to be taken) by the Purchaser or its Subsidiaries upon the written request of the Company; or

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(k)

any change in the market price or trading volume of any securities of the Purchaser (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred) or any suspension of trading;

provided, however, that with respect to clauses (a) through to and including (d) above, such matter does not have a materially disproportionate effect on the Purchaser and its Subsidiaries, on a consolidated basis, relative to other comparable companies and entities operating in the industry in which the Purchaser and its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Purchaser Material Adverse Effect” has occurred.

“Purchaser Reporting Jurisdictions” has the meaning specified in Paragraph 5 of Schedule D.

“Purchaser Shares” means the common shares in the capital of the Purchaser.

“Purchaser Termination Fee” means a cash termination payment in an amount equal to USD$2,000,000 payable by Purchaser to Company upon the occurrence of a Purchaser Termination Fee Event, as set forth in Section 8.2(4);

“Purchaser Termination Fee Event” has the meaning specified in Section 8.2(4);

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Regulatory Approvals” means any consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement (including, for greater certainty, in connection with a change of control of the Company or any of its Subsidiaries whether directly or indirectly or in connection with any of the Company’s or its Subsidiaries’ Authorizations). For the avoidance of doubt, “Regulatory Approvals” includes the Required Regulatory Approvals.

“Related Party” has the meaning specified in Paragraph 24 of Schedule C.

“Replacement Option” means an option or right to purchase Purchaser Shares granted by the Purchaser in replacement of Company Options pursuant to the Arrangement.

“Representative” has the meaning specified in Section 5.1(1).

“Required Approval” has the meaning specified in Section 2.2(1)(b).

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“Required Regulatory Approvals” has the meaning specified in Section 4.4(2).

“Restricted Voting Shares” means the Class A restricted voting shares in the capital of the Purchaser.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

“Securities Authority” means the British Columbia Securities Commission and the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (British Columbia) and the Securities Act (Ontario) and any other applicable provincial securities Laws.

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Share Consideration” means the Exchange Ratio (as determined in accordance with the Plan of Arrangement) of a Purchaser Share for each Company Common Share.

“Special Committee” means the committee of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions as in effect on the date of this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal from a Person who is an arm’s length third party, made after the date of this Agreement, to acquire not less than all of the outstanding Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis that:

(a)

complies with Securities Laws and did not result from or involve a breach of Article 5 of this Agreement or any other agreement between the Person making the Acquisition Proposal and the Company or any of its Subsidiaries;

(b)

is reasonably capable of being completed without undue delay relative to the Arrangement, taking into account, all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal;

(c)

is not subject to any financing condition and in respect of which the Board determines in good faith that adequate arrangements have been made to ensure that the required consideration will be available to effect payment in full for all of the Company Common Shares or assets, as the case may be;

(d)	is not subject to any due diligence condition;

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(e)

the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, that the Acquisition Proposal would, if consummated in accordance with its terms, but without assuming away the risk of non- completion, result in a transaction which is more favourable, from a financial point of view, to the Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2); and

(f)

in the event that the Company does not have the financial resources to pay the Company Termination Fee, the terms of such Acquisition Proposal provide that the Person making such Acquisition Proposal shall advance or otherwise provide the Company the cash required for the Company to pay the Company Termination Fee and such amount shall be advanced or provided on or before the date such Company Termination Fee becomes payable.

“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).

“Supporting Shareholders” means each of those persons set out in Section 1.1 of the Company Disclosure Letter.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property or escheat, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

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“Terminating Party” has the meaning specified in Section 4.8(3).

“Termination Notice” has the meaning specified in Section 4.8(3).

“U.S. Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Transaction Personal Information” has the meaning specified in Section 8.15.

“United States” or “U.S.” means, as the context requires, the United States of America, its territories and possessions, any State of the United States, and/or the District of Columbia.

“USD” means the lawful currency of the United States of America.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934.

“U.S. Person” has the meaning ascribed to such term in Rule 902(k) of Regulation S under the U.S. Securities Act.

“U.S. Securities Act” means the United States Securities Act of 1933.

“Voting and Support Agreements” means, collectively, the voting and support agreements dated the date hereof between the Purchaser and each of the Supporting Shareholders, substantially in the form of Schedule E.

Section 1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars unless otherwise indicated.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available to the Purchaser” means copies of the subject materials were included in the Company Data Room or otherwise provided in writing in the manner expressly set forth in the Company Disclosure Letter.

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(5)	Capitalized Terms. All capitalized terms used in any Schedule, the Company Disclosure Letter or the Purchaser Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the knowledge of Michael Jennings, Matthew Jewell, Todd Hybels and Josh Callicott after reasonable and diligent inquiry. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the knowledge of Robert Groesbeck, Larry Scheffler, Dennis Logan and Leighton Koehler, after reasonable and diligent inquiry.

(7)

Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(8)

Statutes. Any reference to a statute refers to such statute and all rules, policies and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario (unless indicated otherwise).

(11)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

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(12)

Disclosure Letters. Each of the Company Disclosure Letter and the Purchaser Disclosure Letter and all information contained in each of them is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Section 1.3 Schedules

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2
THE ARRANGEMENT

Section 2.1 Arrangement

(1)	The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order

(1)

As soon as reasonably practicable after the date of this Agreement, but in any event at a time so as to permit the Company Meeting to be held on or before the date specified in Section 2.3(a), the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 291 of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be: (i) 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy and entitled to vote at the Company Meeting; and (ii) if required under Securities Laws, a simple majority of the votes of the Company Shareholders voting as a single class held by Company Shareholders present in person or represented by proxy and entitled to vote at the Company Meeting excluding for this purpose votes held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

(c)

that the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall, unless varied by the Interim Order, apply in respect of the Company Meeting;

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(d)	for the grant of the Dissent Rights only to those Company Shareholders who are registered Company Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)	confirmation of the record date for the purposes of determining the Company Securityholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(h)

that the record date for the Company Securityholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Law or with the written consent of the Purchaser; and

(i)	for such other matters as the Company may reasonably require, subject to obtaining the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

(2)

In seeking the Interim Order, the Company shall advise the Court that it is the Purchaser’s intention to rely upon the Section 3(a)(10) Exemption with respect to the issuance of all Arrangement Issued Securities to be issued pursuant to the Arrangement, based and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to the Company Securityholders to whom will be issued Arrangement Issued Securities pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3 The Company Meeting

The Company shall:

(a)

convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practical and, in any event but subject to compliance by the Purchaser with its obligations in Section 2.4(4), on or before February 28, 2022 (or such later date as may be agreed to by the Parties in writing) and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except:

(i)

in the case of an adjournment, as required for quorum purposes (in which case the Company Meeting shall be adjourned to a date agreed upon between the Company and the Purchaser, each acting reasonably, and not cancelled);

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(ii)	adjournments for not more than five (5) Business Days to solicit proxies in order to obtain the Required Approval;

(iii)	as required by Law or a Governmental Entity; or

(iv)	as required or permitted under Section 4.8(3) or Section 5.4(5).

(b)

subject to the terms of this Agreement, use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, at the Purchaser’s expense, using dealer and proxy solicitation services firms selected by the Purchaser (and consent to by the Company, acting reasonably) and providing reasonable cooperation with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)

provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any transfer agent, dealer or proxy solicitation services firm, as reasonably requested in writing from time to time by the Purchaser;

(d)

permit the Purchaser, if it so chooses at its sole discretion and at its expense to, on behalf of the management of the Company, directly or through a soliciting dealer approved in writing by the Company, actively solicit proxies in favour of the Arrangement Resolution on behalf of management of the Company in compliance with Law and disclose in the Company Circular that the Purchaser may make such solicitations;

(e)

consult with the Purchaser in fixing the record date for the Company Meeting and the date of the Company Meeting, in each case, as agreed between the Company and the Purchaser, each acting reasonably, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(f)

promptly advise the Purchaser, at such times as the Purchaser may reasonably request in writing and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, including the manner in which the applicable securities have been voted;

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(g)

promptly advise the Purchaser of any communication (written or oral) from or claim brought by (or threatened to be brought by) any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and provide the Purchaser with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person;

(h)

not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of the Purchaser;

(i)

not change the record date for the Company Securityholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting, unless required by Law (and in such case, to a date agreed between the Company and the Purchaser, each acting reasonably) or with the written consent of the Purchaser; and

(j)

at the reasonable written request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the registered Company Shareholders, together with their addresses and respective holdings of Company Common Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Common Shares (including holders of Company Options), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non- objecting beneficial owners of Company Common Shares, together with their addresses and respective holdings of Company Common Shares. The Company shall require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Securityholders, and other assistance as the Purchaser may reasonably request from time to time.

Section 2.4 The Company Circular

(1)

Subject to the Purchaser’s compliance with Section 2.4(4), the Company shall promptly prepare and complete, in consultation with the Purchaser and its legal counsel, the Company Circular together with any other documents required by Law and the Interim Order in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Securityholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(a).

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(2)

The Company shall ensure that the Company Circular complies in all material respects with Law and the Interim Order, does not contain any Misrepresentation (other than with respect to information provided by or on behalf of the Purchaser in accordance with Section 2.4(4)) and provides the Company Securityholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinions; (ii) a statement that the Board has received the Company Fairness Opinions, and has determined, after receiving legal and financial advice: (A) that the Arrangement is fair to the Company Securityholders; (B) the Arrangement and the entering into of this Agreement is in the best interests of the Company; and (C) that the Board recommends that the Company Shareholders vote in favour of the Arrangement Resolution (collectively, the “Board Recommendation”), and (iii) a statement that each of the Supporting Shareholders have entered into Voting and Support Agreements pursuant to which they intend to vote all of their Company Common Shares in favour of the Arrangement Resolution.

(3)

The Company shall provide the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser and its affiliates for inclusion in the Company Circular and any information describing the terms of the Arrangement and/or the Plan of Arrangement must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its mailing to the Company Securityholders.

(4)

The Purchaser shall as soon as reasonably practicable after the date hereof, provide the Company with all information regarding the Purchaser, its Subsidiaries and the Purchaser Shares, including any applicable pro forma financial statements, as required by Law or as may be reasonably requested by the Company for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The Purchaser shall ensure that such information does not include any Misrepresentation concerning the Purchaser, its Subsidiaries, its affiliates and the Purchaser Shares.

(5)

The Purchaser acknowledges and agrees that the Company shall be entitled to rely on the accuracy of all information furnished by the Purchaser, its affiliates and their respective Representatives in writing for inclusion in the Company Circular concerning the Purchaser and its affiliates.

(6)

Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation with respect to its information, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.4, co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall, in a manner provided in the Interim Order or as required by Law or the Court, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Securityholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

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Section 2.5 Final Order

Following approval of the Arrangement Resolution, the Company shall, in consultation with the Purchaser, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than five Business Days after the Arrangement Resolution is passed at the Company Meeting, or such other date as may be agreed to by the Parties in writing, acting reasonably.

Section 2.6 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)

diligently pursue, and the Purchaser will cooperate with the Company in diligently pursuing, the Interim Order and the Final Order. The Purchaser shall provide to the Company on a timely basis any information required to be supplied by the Purchaser in connection therewith;

(b)

provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)

provide legal counsel to the Purchaser with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent not to be unreasonably withheld, conditioned or delayed, provided the Purchaser is not required to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

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(f)

oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)

not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 Options

(1)

The Parties acknowledge and agree that all Company Options that are not exercised, whether conditionally or otherwise, prior to the Effective Time shall be treated in accordance with the provisions of the Plan of Arrangement, and the Company shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

(2)	The Company represents and warrants that other than the Company Options, there are no other Company Derivative Securities issued and outstanding on the date hereof.

Section 2.8 Effective Date

(1)

The Company shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to the Company or the Company Securityholders.

(2)

The Arrangement shall become effective on the date upon which the Company and the Purchaser agree in writing as to the Effective Date or, in the absence of such agreement, three Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Section 6.1, Section 6.2 and Section 6.3 of this Agreement (excluding conditions that, by their terms, being those in Section 6.1(3), Section 6.2(1), Section 6.2(2), Section 6.2(3), Section 6.2(5), Section 6.2(6), Section 6.3(1), Section 6.3(2), Section 6.3(3) and Section 6.3(4), cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by Law for all purposes this Agreement and the Plan of Arrangement.

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(3)	Unless otherwise mutually agreed in writing, the closing of the Arrangement will take place electronically via an electronic closing.

Section 2.9 Payment of Consideration

The Purchaser shall, following receipt of the Final Order and on or immediately prior to the Effective Date, deliver or cause to be delivered to the Depositary in escrow (the terms of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) pending the Effective Time, sufficient cash and Purchaser Shares (and any treasury directions addressed to Purchaser’s transfer agent as may be necessary) to satisfy the aggregate Consideration to be paid to Company Shareholders (other than dissenting Company Shareholders) and the other Arrangement Issued Securities to be issued to Company Optionholders under the Arrangement.

Section 2.10 Eligible Holders

An Eligible Holder whose Company Common Shares are exchanged for the Consideration pursuant to the Arrangement shall be entitled, in the manner and in accordance with any deadlines contemplated by the Plan of Arrangement, to make a joint income tax election with the Purchaser, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law), with respect to the exchange.

Section 2.11 Withholding Taxes

The Purchaser, the Depositary and the Company, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Company Securityholder under the Plan of Arrangement or this Agreement such amounts as the Purchaser, the Depositary or the Company (as applicable) may be permitted or are required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Purchaser will (i) promptly notify the Company if it becomes aware of any such deductions or withholding, and (ii) remit any withheld or deducted amounts to the appropriate Governmental Entity within the time required by applicable Law. Each of the Purchaser, the Depositary or the Company, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Purchaser, the Depositary or the Company, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Depositary or the Company shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

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Section 2.12 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Arrangement Issued Securities will not be registered under the U.S. Securities Act or any U.S. state securities laws, and all Arrangement Issued Securities (other than the Purchaser Shares underlying the Replacement Options) will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption and available exemptions from the registration or qualification requirements of applicable U.S. state securities laws. In order to ensure the availability of the Section 3(a)(10) Exemption and to facilitate the Purchaser’s compliance with other United States securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(i)

pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of all Arrangement Issued Securities pursuant to the Arrangement (which, for greater certainty, will exclude the Purchaser Shares underlying the Replacement Options), based on the Court’s approval of the Arrangement;

(ii)

prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Company Circular together with any other documents required by Law in connection with the Company Meeting;

(iii)

the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Securityholders to whom will be issued Arrangement Issued Securities pursuant to the Arrangement;

(iv)

the Interim Order will specify that each Person entitled to receive Arrangement Issued Securities pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(v)

the Company will ensure that each Company Shareholder and any other Person entitled to receive the Share Consideration pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(vi)

all Persons entitled to receive the Arrangement Issued Securities pursuant to the Arrangement will be advised that the Arrangement Issued Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act or any U.S. state securities laws, and will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption and available exemptions from the registration or qualification requirements of applicable U.S. state securities laws, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of the Purchaser);

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(vii)

the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will, unless otherwise agreed by the Purchaser in writing, expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Arrangement Issued Securities pursuant to the Arrangement;

(viii)

holders of Company Options entitled to receive Replacement Options pursuant to the Arrangement will be advised that the Replacement Options issued pursuant to the Arrangement (and underlying Purchaser Shares) have not been registered under the U.S. Securities Act and the Replacement Options will be issued and exchanged by Purchaser in reliance on the Section 3(a)(10) Exemption, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options; therefore, the Purchaser Shares issuable upon exercise of the Replacement Options cannot be issued in the United States or to, or for the account or benefit of, a U.S. Person or a person in the United States in reliance on the Section 3(a)(10) Exemption and the Replacement Options may only be exercised pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws;

(ix)

each Company Securityholder will be advised that with respect to Arrangement Issued Securities issued to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, affiliates (as defined by Rule 144 of the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. Securities Laws, including Rule 144 under the U.S. Securities Act;

(x)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(xi)	the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of the Purchaser pursuant to the Plan of Arrangement.”

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Section 2.13 Adjustment of Consideration

Notwithstanding any restriction or any other matter in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Purchaser Shares or similar event, then the Consideration to be paid per Company Common Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Share Consideration to be paid per Company Common Share.

Section 2.14 U.S. Tax Treatment

(1)

For United States federal income tax purposes, the exchange of Company Common Shares for the Consideration and the amalgamation of the Company and Purchaser with Purchaser as the surviving corporation as set forth in the Plan of Arrangement (the “Acquisition”) are intended to constitute a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Provided that the Acquisition meets the requirements of a reorganization within the meaning of Section 368(a) of the Code, each Party agrees to treat the Acquisition as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by applicable Law or a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing, neither of Purchaser or the Company makes any representation, warranty or covenant to any other party or to any Company Securityholder, holder of Purchaser Shares or other holder of Company securities or Purchaser securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Acquisition, including, but not limited to, whether the Acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Code or otherwise as a tax-deferred transaction for purposes of any U.S. state or local income tax Law. Although the Acquisition is intended to qualify as a reorganization under Section 368(a) of the Code, because the Company is not treated as a U.S. corporation for U.S. federal income tax purposes, the Acquisition is subject to the rules under Section 367(b) of the Code. This Section 2.14 shall be revised as necessary to reflect amendments to this Agreement and the Plan or Arrangement.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)

Except as set forth in the correspondingly numbered section of the Company Disclosure Letter (it being understood and agreed that disclosure of any fact or item in the Company Disclosure Letter shall constitute disclosure for any of the representations and warranties of the Company set forth in Schedule C where the relevance of any such fact or item is manifestly apparent from a reading of such disclosure), the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company.

(3)

Subject to Section 7.3, the representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of the Purchaser

(1)

Except as set forth in the correspondingly numbered section of the Purchaser Disclosure Letter (it being understood and agreed that disclosure of any fact or item in the Purchaser Disclosure Letter shall constitute disclosure for any of the representations and warranties of the Purchaser set forth in Schedule D where the relevance of any such fact or item is manifestly apparent from a reading of such disclosure), the Purchaser represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon the representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement, neither the Purchaser nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser.

(3)

Subject to Section 7.3, the representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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ARTICLE 4
COVENANTS

Section 4.1 Conduct of Business of the Company

(1)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms (the “Interim Period”), except: (i) with the prior written consent of the Purchaser, not to be unreasonably withheld; (ii) as required by this Agreement; (iii) as required by Law; or (iv) as expressly contemplated by the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Laws, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Company and any of its Subsidiaries has material business relations. The Company shall also comply with all of its other covenants contained herein.

(2)

Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned; (ii) as required or contemplated by this Agreement; (iii) as required by Law; or (iv) as expressly contemplated by the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)

split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or the capital stock of its Subsidiaries;

(d)

enter into, or cause any acceleration, amendment, termination (partial or complete), modification or cancellation of, or grant any waiver or give any consent or release with respect to, any Contract (or series of related Contracts) providing for the payment of more than USD$50,000 in the aggregate in any 12-month period;

(e)

(i) issue any note, bond or other debt security, (ii) create, incur, assume or guarantee, or (iii) make any voluntary purchases, cancellations, prepayments or complete or partial discharges in advance of a scheduled payment date with respect to, or grant any waiver of any right of the Company or such Subsidiary, in each case with respect to any indebtedness involving, individually or in the aggregate, more than USD$50,000;

(f)

issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, including the capital stock of its Subsidiaries, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or other rights that are linked to the price or the value of Company Common Shares except for the issuance of Company Common Shares issuable upon the exercise of the currently outstanding Company Options;

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(g)

amend the terms of any of its securities, reduce the capital of any of its securities or otherwise enter into any transaction that would reduce the “paid-up capital” (within the meaning of the Tax Act) of Company Common Shares;

(h)

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights, other than (i) acquisition of assets in the Ordinary Course which individually or in the aggregate do not exceed US$50,000 or pursuant to a Contract in existence on the date hereof and as described in Section 4.1(2)(h) of the Company Disclosure Letter;

(i)

make any loan or advance to (other than expense advancements in the Ordinary Course), or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, in each case in excess of USD$25,000 in the aggregate;

(j)	make any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP, as required by a Governmental Entity or as disclosed in the Company Financial Statements;

(k)

sell, lease, transfer, license, mortgage, or otherwise dispose of any Company Assets except for (i) assets which are obsolete and which individually or in the aggregate do not exceed USD$25,000, or (ii) inventory sold in the Ordinary Course;

(l)

transfer, assign or grant any license or sublicense of any rights under or with respect to any Company Intellectual Property, or modify any rights in respect of third party-owned trade or service marks or brand names, other than in the Ordinary Course;

(m)	enter into any joint venture or similar agreement, arrangement or relationship;

(n)

make any operating expenditure, capital expenditure or commitment to do so in excess of USD$50,000 individually or USD$500,000 in the aggregate other than as set forth in Section 4.1(2)(n) of the Company Disclosure Letter;

(o)	prepay any indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness or guarantees thereof;

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(p)

except in the Ordinary Course in respect of employees other than officers or directors of the Company or any Subsidiary and except as set forth in Section 4.1(2)(p) of the Company Disclosure Letter, (i) grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change the terms of employment for, or terminate, any officer, directors, manager, key employee or group of employees, or (iii) act to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, directors, manager, independent contractor or consultant;

(q)

except in the Ordinary Course in respect of employees other than officers or directors of the Company or any Subsidiary, adopt, amend, modify or terminate any (i) employment, severance, retention or other agreement with any current or former employee, officer, directors, manager, independent contractor or consultant or (ii) Company Benefit Plan;

(r)

adopt any plan of merger, consolidation, amalgamation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy or similar Law or consent to the filing of any bankruptcy petition against it under any bankruptcy or similar Law;

(s)

in respect of any Company Assets, waive, release, surrender, abandon, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect, any Contract relating to the ownership or lease of the Company Real Property, any existing Authorization or any Company Intellectual Property;

(t)	grant any Lien (other than Permitted Liens) on any of the Company Assets;

(u)

(i) make or rescind any material Tax election or designation, amend, in any manner adverse to the Company, any Tax Return, (ii) settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, (iii) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice; (iv) enter into any agreement with or request an advance ruling or determination from a Governmental Entity with respect to Taxes; (v) surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, or (vi) consent to the extension of waiver of the limitation period applicable to any Tax matter;

(v)

purchase, lease or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of USD$10,000, individually (in the case of a lease, per annum), or USD$50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course;

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(w)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(x)	make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a Contract listed in Section 4.1(2)(x) of the Company Disclosure Letter;

(y)

except as disclosed in the Company Disclosure Letter or required by Law: (i) increase any compensation, bonus levels, benefits, severance, change of control, termination or other pay or benefits payable (or improvements to notice or pay in lieu of notice) to (or amend any existing arrangement with) any current or former Company Employee or any current or former director or 5% or greater shareholder of the Company or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iii) increase the benefits payable under any employment agreements with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (v) adopt any new Employee Plan or any amendment or modification of an existing Employee Plan; (vi) increase or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution under any Employee Plan; (vii) grant any equity, equity-based or similar awards; or (viii) reduce the Company’s or its Subsidiaries work force except in the Ordinary Course;

(z)

enter into any agreement or arrangement that limits or otherwise restricts the Company, any of its Subsidiaries, any of their respective affiliates or any of their respective successors, or that would, after the Effective Time, limit or restrict the Company, any of its Subsidiaries, any of their respective affiliates or any of their respective successors from engaging in any line of business or carrying on business in any geographic area or the scope of Persons to whom any such Persons may sell products or services or acquire products or services from;

(aa)	enter into or amend any Contract with any broker, finder or investment banker including any amendment of any of the Contracts listed in Section 4.1(2)(aa) of the Company Disclosure Letter;

(bb)	cancel, waive, release, assign, settle or compromise any material claims or rights of the Company or its Subsidiaries;

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(cc)

compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the business of the Company or its Subsidiaries in excess of an aggregate amount of USD$25,000, other than as set forth in Section 4.1(2)(cc) of the Company Disclosure Letter;

(dd)	amend or modify, or terminate or waive any right under, any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(ee)

take any action or fail to take any action which action or failure to act could result in the loss, expiration or surrender of, or the loss of any material benefit under, or could reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable diligence any pending applications to any Governmental Entities for any Authorizations;

(ff)	enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body;

(gg)	except as contemplated in Section 4.9 [Insurance and Indemnification] amend, modify or terminate any material insurance policy of the Company or any Subsidiary in effect on the date of this Agreement;

(hh)

enter into any Contract with a Person that does not deal at arms’ length with the Company and its Subsidiaries or with any director or officer of the Company or any Person that owns more than 5% of the outstanding Company Common Shares (or with any of such Persons’ respective associates or affiliates);

(ii)	materially change its business or regulatory strategy;

(jj)

knowingly take any action or permit inaction or enter into any transaction that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost ‘‘bump’’ pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any affiliates or Subsidiaries and other non-depreciable capital property owned by the Company or any of its Subsidiaries on the date hereof, upon an amalgamation or winding-up of the Company or any of its Subsidiaries (or any of their respective successors);

(kk)	incur any indebtedness or other amounts payable between or among the Company and/or its Subsidiaries;

(ll)

enter into any Contracts with another Person to purchase a majority interest in or substantially all of the assets of another entity (or to acquire an option to purchase a majority interest in or substantially all of the assets of another entity); or

37

(mm)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing or authorize, or take or agree to take (or fail to take) any action with respect to the foregoing.

Section 4.2 Conduct of Business of the Purchaser

The Purchaser covenants and agrees that, during the Interim Period, the Purchaser shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Purchaser or any of its Subsidiaries has material business relations, and it shall not, directly or indirectly:

(a)	split, combine, reclassify or amend the terms of the Purchaser Shares;

(b)	amend its Constating Documents in any manner that would have a material and adverse impact on the value of the Purchaser Shares;

(c)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any shares of the Purchaser;

(d)

adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Purchaser or file a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy or similar Law or consent to the filing of any bankruptcy petition against it under any bankruptcy or similar Law; or

(e)

authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing or authorize, or take or agree to any action with respect to the foregoing prior to the Effective Date.

Section 4.3 Covenants Regarding the Arrangement

(1)

Subject to Section 4.4, each of the Company and the Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under Law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including:

(a)

using commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent in this Agreement within its control and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

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(b)

the Company using commercially reasonable efforts to obtain, maintain or provide, as applicable, as soon as practicable following execution of this Agreement, all third party or other consents, waivers, notices, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained or provided under the Material Contracts or under the Authorizations and leases of the Company and its Subsidiaries in connection with the Arrangement or this Agreement, (ii) required in order to maintain the Material Contracts and Authorizations and leases of the Company and its Subsidiaries in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, or (iii) that are required in the reasonable opinion of the Purchaser to minimize applicable Taxes;

(c)

using commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it related to the Arrangement or the transactions contemplated by this Agreement;

(d)

using commercially reasonable efforts, in consultation with the other Party, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)

using commercially reasonable efforts, in consultation with the other Party, if required, to prepare and file a Notification and Report Form pursuant to the HSR Act with respect to the Arrangement and the other transactions contemplated by this Agreement as promptly as practicable, and in any event, if required, within twenty five (25) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable; and

(f)

not taking any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)	The Purchaser shall use its commercially reasonable efforts to obtain and maintain in force the listing of the Purchaser Shares on the CSE.

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(3)	The Company shall promptly notify the Purchaser in writing of:

(a)	any Company Material Adverse Effect;

(b)

any notice or other communication from any Person (including any Governmental Entity) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is required in connection with this Agreement or the Arrangement;

(c)

any notice or other communication from any Person to the effect that such Person is terminating, may terminate or otherwise is or may be materially adversely modifying a material business relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement;

(d)

any notice or other communication from any Governmental Entity in connection with this Agreement, the Arrangement, any Authorization or Regulatory Approval (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); and

(e)

any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, any of its Subsidiaries or the Company Assets.

(4)

The Company will, in all material respects, conduct itself so as to keep the Purchaser fully informed as to the material decisions required to be made or material actions required to be taken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of confidentiality obligation owed to a third party for which a waiver could not be obtained.

(5)	The Purchaser shall promptly notify the Company in writing of:

(a)	any Purchaser Material Adverse Effect;

(b)

any notice or other communication from any Person (including any Governmental Entity) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is required in connection with this Agreement or the Arrangement;

(c)

any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement (and the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); and

(d)

any filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affect the Purchaser in relation to this Agreement or the Arrangement.

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(6)

The Company shall assist in effecting the resignations of each member of the Board, each member of the board of directors of each of the Company’s Subsidiaries and its other investments and its officers and the officers of each such Persons (in each case, other than Key Employees as employees provided such individuals enter into employment agreements set out in Section 4.11 as of the Effective Time), in each case to the extent requested by the Purchaser and as at the Effective Time and causing any such Persons to be replaced by Persons identified by the Purchaser as of the Effective Time. Such resignations shall be received in consideration for the Company providing releases to, and receiving releases from, each such Person (the “Mutual Releases”), which Mutual Releases shall be in a form mutually acceptable to the Purchaser and the Company, each acting reasonably, and contain exceptions for amounts or obligations owing to such Persons including bonus, severance and change of control payments, other payments due pursuant to the Arrangement as a Company Securityholder, benefits and other compensation or pursuant to directors' and officer's indemnities or insurance arrangements, in each case as disclosed in Section 21(f) of the Company Disclosure Letter.

Section 4.4 Regulatory Approvals and Required Regulatory Approvals

(1)

As promptly as possible following execution of this Agreement, the Company will submit all information required by the City of Coalinga, if any, and the California Department of Cannabis Control, including but not limited to Licensee Notification and Request Form DCC-LIC-027 and any other notices required pursuant to Cal. Code Regs. tit. 4, § 15023, with respect to the California Licenses. The Parties will cooperate with one another to submit such information. Prior to making any submissions to the City of Coalinga, if any, and the California Department of Cannabis Control, the Company will obtain the Purchaser’s approval of the information being submitted to such parties.

(2)

In addition to the notification required by Section 4.4(1), if after the date of this Agreement, either Party shall identify any Regulatory Approval and/or Company Authorizations deemed by it, acting reasonably, to be necessary for it or the Company to discharge its obligations under this Agreement and/or applicable Laws and Authorizations required in connection with the business and ownership of the Company and its Subsidiaries (collectively, the “Required Regulatory Approvals”), each Party shall, as promptly as possible, make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with any such Required Regulatory Approvals and shall obtain and maintain any such Required Regulatory Approvals.

(3)

The Parties shall cooperate with one another in connection with obtaining any Regulatory Approvals including by providing or submitting, as promptly as possible, all documentation and information that is required, or in the opinion of the Purchaser, advisable, in connection with obtaining any Regulatory Approvals and using their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation.

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(4)

The Parties shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining any Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, and attend and participate in any communications or meetings. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(5)

Each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Company shall, in consultation with and subject to the prior approval of the Purchaser, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(6)

The Parties shall request that any Regulatory Approval be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approval.

(7)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

Section 4.5 Access to Information; Confidentiality

(1)	During the Interim Period, the Company shall give the Purchaser and its representatives:

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(a)

upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise), (iii) Contracts, Company Leases and Authorizations, and (iv) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Company; and (b) such financial and operating data or other information with respect to the assets or business of the Company and its Subsidiaries as the Purchaser from time to time reasonably requests, subject to confidentiality restrictions. The Company shall continue to afford the Purchaser and its representatives access to the Company Data Room. Without limiting the foregoing, and subject to the terms of any existing Contracts: (i) the Company shall, upon the Purchaser’s request, facilitate discussions between the Purchaser and any third party from whom consent may be required or with whom the Company or any of its Subsidiaries does business; and (ii) the Purchaser and its representatives shall, upon reasonable prior notice, have the right to conduct inspections of each of the Company’s and its Subsidiaries’ properties.

(2)

Investigations made by or on behalf of the Purchaser, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)

The Purchaser acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.5(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement.

Section 4.6 Pre-Acquisition Reorganization

(1)

The Company agrees that, upon request of the Purchaser, the Company shall use commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), which Pre-Acquisition Reorganizations may subject to Regulatory Approval, and the Plan of Arrangement, if required, shall be modified accordingly, (ii) cooperate with the Purchaser and its advisors to determine the nature of any Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken, and (iii) cooperate with the Purchaser and its advisors, including the provision of information and the execution and filing of certificates and forms as reasonably requested by Purchaser to reduce or eliminate Taxes including, without limitation, withholding Taxes resulting from the Pre-Acquisition Reorganization or the Arrangement.

(2)

Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions designed to step up the tax basis in certain non-depreciable capital property of the Company and/or its Subsidiaries for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably requested and required by the Purchaser and available to the Company in this regard on a timely basis and to assist in the obtaining of any such information.

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(3)	The Company will not be obligated to perform any Pre-Acquisition Reorganization under Section 4.6(2) unless such Pre-Acquisition Reorganization:

(a)

is not, the opinion of the Company or Company counsel, acting reasonably, prejudicial to the Company or the Company Securityholders (as a whole) in any respect (having regard to the indemnities provided herein);

(b)	does not require the approval of any of the Company Securityholders;

(c)

subject to any indemnities in Section 4.6(7), does not adversely affect or impact the Tax consequences to the Company, any Subsidiary of the Company, the Company Shareholders or the Company Optionholders (including, for greater certainty, any increase in Tax payable by any of them or the reduction or decrease in any Tax credit or refund otherwise available to the Company or any Subsidiary of the Company) in connection with consummation of the Arrangement or otherwise result in any negative Tax consequences being imposed directly on any Company Shareholder or Company Optionholder;

(d)	would not reasonably be expected to impede or delay the completion of the Arrangement in any material respect, including in connection with obtaining any necessary Regulatory Approval; and

(e)	does not require the Company or any of its Subsidiaries to contravene any Laws, their Constating Documents, any Contract (in any material respect) or any Authorization.

(4)

The Purchaser must provide written notice to the Company of any proposed Pre- Acquisition Reorganization at least 20 Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement, provided that any Pre-Acquisition Reorganization: (i) is effected as closely as is reasonably practicable prior to the Effective Time; (ii) would not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; (iii) does not require the directors, officers, employees or agents of the Company or its Subsidiaries to take any action in any capacity other than as a director, officer, employee or agent; (iv) would not require any additional Regulatory Approval; (v) would not require any third party consent not otherwise required to close the Arrangement unless the failure to receive such third party consent would not reasonably be expected to result in a Company Material Adverse Effect; and (v) shall not become effective unless the Purchaser has irrevocably waived or confirmed in writing the satisfaction of all conditions in its favour under this Agreement and shall have irrevocably confirmed in writing that it is prepared, and able to promptly and without condition (other than compliance with this Section 4.6) immediately proceed to effect the Arrangement.

(5)

The Purchaser agrees that it will be responsible for all costs and expenses (including reasonable professional fees and expenses) associated with any Pre-Acquisition Reorganization to be carried out at its request and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation, warranty or covenant of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract) or if a condition for the benefit of the Purchaser has been satisfied.

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(6)

The Purchaser shall indemnify the Company and its Subsidiaries and their respective directors, officers, employees, agents and Representatives for all direct and indirect costs or losses, liabilities, damages, claims, costs, expenses, interest awards, judgments and penalties, Taxes, out of-pocket costs and expenses, including out-of- pocket legal fees and disbursements, suffered or incurred in connection with or as a result of any Pre-Acquisition Reorganization or the unwinding or reversal of any Pre-Acquisition Reorganization.

Section 4.7 Public Communications

(1)

The Company and the Purchaser shall agree on the text of joint press releases by which the Company and the Purchaser will announce (i) the execution of this Agreement and (ii) the completion of the Arrangement. The Parties shall co-operate in the preparation of presentations, if any, to Company Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Company must not make any filing with any Governmental Entity (except as contemplated by this Article 4) with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, none of the foregoing shall prevent the Company or the Purchaser from making (i) internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders, or (ii) public announcements in the Ordinary Course that do not relate to this Agreement or the Arrangement so long as, in each case, such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Parties.

(2)

Without limiting the generality of the foregoing and for greater certainty, each Party acknowledges and agrees that the other Party shall file, in accordance with Securities Laws, this Agreement, together with a material change report related thereto, under such Party’s profile on SEDAR.

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Section 4.8 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)

Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) or Section 7.2(1)(d)(iv) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i) or Section 7.2(1)(c)(iii), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, or incorrect representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) 10 Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.9 Insurance and Indemnification

(1)

Subject to and conditional on receipt by the Purchaser of the Indemnity Agreement Amendment from each of the Company’s directors and officers on or before the Effective Time, the Purchaser shall, from and after the Effective Time, otherwise cause the Company (or any successor) to honour all other rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are contained in the Constating Documents of the Company, are provided for under Law or disclosed in the Company Disclosure Letter, and acknowledges that such rights, to the extent that they are contained in the Constating Documents of the Company, are provided for under Law or disclosed in the Company Disclosure Letter, subject to the Indemnity Agreement Amendment shall otherwise survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

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Section 4.10 CSE Delisting

Subject to Laws, the Purchaser and the Company shall use their commercially reasonable efforts to cause the Company Common Shares to be de-listed from the CSE with effect promptly following the acquisition by the Purchaser of the Company Common Shares pursuant to the Arrangement.

Section 4.11 Senior Management

(1)

Contemporaneously with the Effective Time, the Company’s Key Employees will agree to enter into employment agreements with the Purchaser (or amended their existing employment agreements) on the Effective Date on terms and conditions acceptable to the Purchaser and the Company, acting reasonably, to supersede and replace their existing employment agreements.

Section 4.12 Director and Officer Indemnity Agreement Amendment

(1)

Contemporaneously with the Effective Time, the Company’s directors and officers will each agree to amend or waive in writing (each, an “Indemnity Agreement Amendment”) the requirement in each of their current director and officer indemnity agreements (collectively, the “Indemnity Agreements”) that the Company establish, maintain and control an indemnity account for its directors and officers to satisfy amounts payable to its directors and officers under their indemnity agreements (the “Indemnity Account”), in order to eliminate such obligation of the Company and the Purchaser as of and after the Effective Time (the “Indemnity Account Waiver”).  Subject to the Indemnity Account Waiver, all other terms and conditions of the Indemnity Agreements shall remain unchanged and in full force and effect.

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ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)

Except as expressly provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any affiliate, officer, director, employee, consultant, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(a)

solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information of the Company or any of its Subsidiaries or access to any properties, facilities, books or records of the Company or any of its Subsidiaries), any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, it being acknowledged and agreed that the Company may (i) communicate with any Person for the purposes of advising them of the restrictions imposed by this Article 5, (ii) communicate with any Person for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person or (iii) advise such Person that their proposal does not constitute a Superior Proposal and is not reasonably expected to constitute or lead to a Superior Proposal; or

	(c)	make a Change in Recommendation.

(2)

The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activities with any Person (other than the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and, without limiting the generality of the foregoing, the Company shall:

(a)

immediately discontinue access to and disclosure of all information, including access to any data room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary; and

(b)

within two Business Days of the date hereof, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any Person other than the Purchaser or its representatives; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

The Company represents and warrants that neither the Company, its Subsidiaries nor any of their respective Representatives has waived any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and (ii) neither the Company, any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of entering into and announcement of this Agreement by the Company pursuant to the express terms of any such agreement or restriction shall not be a violation of this Section 5.1, and that the Company shall not be prohibited from considering a Superior Proposal from a party whose obligations so terminated automatically upon the entering into and announcement of this Agreement.

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Section 5.2 Notification of Acquisition Proposals

(1)

If after the date of this Agreement, the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any of its Subsidiaries, the Company shall promptly notify the Purchaser, at first orally, and then, and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with a copy of any written Acquisition Proposal and such other details of such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request.

(2)

The Company shall keep the Purchaser fully informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and such other details of any such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request.

Section 5.3 Responding to an Acquisition Proposal

(1)

Notwithstanding Section 5.1, if at any time, prior to obtaining the Required Approval, the Company receives a written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company or its Subsidiaries to such Person, if and only if:

(a)

the Board first determines in good faith, after consultation with its financial advisors and its outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal;

(b)

such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiaries;

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(c)	the Company has been, and continues to be, in compliance with its obligations under Section 5.1 and Section 5.2;

(d)	the Company enters into a confidentiality and standstill agreement with such Person containing terms that are no less favourable for the Company than the Confidentiality Agreement; and

(e)	the Company promptly provides the Purchaser with:

(i)	prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d); and

(iii)	any non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to the Purchaser.

Section 5.4 Right to Match

(1)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Approval, the Board may, subject to compliance with Section 7.2 and Section 8.2, enter into a definitive written agreement with respect to such Superior Proposal, if and only if:

(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill use, business purpose or similar restriction;

(b)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(c)

the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”);

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(d)	the Company has provided the Purchaser a copy of the proposed definitive agreement with respect to the Superior Proposal;

(e)

at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement with respect to the Superior Proposal from the Company;

(f)

during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)

after the Matching Period, the Board has determined in good faith (i) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of this Agreement and the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) after consultation with its outside legal counsel, that the failure for the Board to enter into such definitive agreement with respect to such Superior Proposal would be inconsistent with the Board’s fiduciary duties to the Company; and

(h)	the Company concurrently terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and prior to or concurrently with such termination pays the Company Termination Fee pursuant to Section 8.2.

(2)

During the Matching Period, or such longer period as the Company may approve for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser, and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

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(4)

The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is determined to not be a Superior Proposal is publicly announced or the Board determines that a proposed amendment to the terms of this Agreement and the Arrangement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its counsel with a reasonable opportunity to review and comment on the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

(5)

If the Company provides a Superior Proposal Notice to the Purchaser after a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or shall postpone or adjourn the Company Meeting, as directed by the Purchaser, to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting, but in any event to a date that is not less than five Business Days prior to the Outside Date.

(6)

Nothing contained in this Section 5.4 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 2.3 of this Agreement while this Agreement remains in force.

(7)

Nothing contained in this Article 5 shall prevent the Board from complying with Section 2.17 of National Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal that it determines is not a Superior Proposal, provided however, for greater certainty, the Board is not permitted to shorten the deposit period unilaterally with respect to any Acquisition Proposal which is a takeover bid.

Section 5.5 Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and its and their respective Representatives of the restrictions and obligations set out in this Article 5 and any violation of the restrictions and obligations set forth in this Article 5 by the Company, its Subsidiaries or its or their respective Representatives shall be deemed to be a breach of this Article 5 by the Company.

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ARTICLE 6
CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Securityholders at the Company Meeting in accordance with the Interim Order.

(2)

Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)

Illegality. Other than Federal Cannabis Laws, no Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

(4)

Approvals. All Regulatory Approvals and all other third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the failure of which to obtain, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect shall have been given, received or obtained on terms acceptable to the Purchaser, acting reasonably, and each such Regulatory Approval, consent, waiver, permit, order or approval is validly subsisting and in full force and effect and has not been modified.

(5)

HSR Act. The filings of the Purchaser and the Company under the HSR Act, if required under applicable Law, shall have been made, the applicable waiting period and any extensions thereof shall have expired or been terminated, and any required authorizations under the HSR Act shall have been received, as applicable.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Company set forth in Paragraph (1) [Organization and Qualification], Paragraph (2) [Authority; Approval], Paragraph (8) [Capitalization], Paragraph (9) [Subsidiaries] and Paragraph (10) [Brokers] of Schedule C were true and correct as of the date of this Agreement and are true and correct as of the Effective Time other than for de minimis inaccuracies, and all other representations and warranties of the Company set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (and, for this purpose, any reference to “material”, “Company Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be disregarded) except to the extent that the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and in each case, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

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(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)

No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person, other than the Purchaser or any of its Subsidiaries) pending or threatened in any jurisdiction to:

(a)

cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over any Company Common Shares, including the right to vote the Company Common Shares;

(b)

prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser or any of its Subsidiaries of a material portion of the business or assets of the Purchaser and its Subsidiaries or of the Company and its Subsidiaries, or compel the Purchaser or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Purchaser and its Subsidiaries or of the Company and its Subsidiaries as a result of the Arrangement or the transactions contemplated by this Agreement; or

	(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

(4)	Dissent Rights. Dissent Rights have not been exercised with respect to more than five percent of the issued and outstanding Company Common Shares.

(5)	Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(6)

Voting and Support Agreements.   None of the Voting and Support Agreements shall have been terminated and none of the Supporting Shareholders shall have breached the terms of its or their respective Voting and Support Agreement in any material respect.

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(7)

FIRPTA Certificate. Purchaser shall have received from Crossgate Capital U.S. Holdings, Inc. a Nevada corporation (“CC”), a certificate and notice, dated as of the Effective Date, that complies with Sections 897 and 1445 of the Code and the U.S. Treasury Regulations promulgated thereunder, certifying that an interest in CC is not a “United States real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the U.S. Treasury Regulations promulgated thereunder, including that CC is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(8)

Key Employees. The Key Employees shall have entered into employment agreements or shall have amended their existing employment agreements in form and substance satisfactory to the Purchaser, acting reasonably, consistent with the Purchaser’s employment practices, policies and compensation packages for employees with similar duties and responsibilities prior to the date of this Agreement.

(9)

Required Regulatory Approvals. Each of the Required Regulatory Approvals has been obtained, made or given on terms acceptable to the Purchaser, acting reasonably, and each such Required Regulatory Approval is in force and has not been modified or rescinded.

(10)

Regulatory Opinion.    Delivery of a State of California state and local regulatory legal opinion in respect of the required Company Authorizations addressed to the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, dated on or before the Effective Date, from counsel in the State of California, which counsel in turn may rely, as to matters of fact, on certificates of public officials and officers of the Company, as appropriate.

(11)

Indemnity Agreement Amendment.  Each of the Company’s directors and officers shall have entered into and delivered to the Purchaser the Indemnity Agreement Amendment in form and substance satisfactory to the Purchaser, acting reasonably.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the  Purchaser set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (having regard to the adjustment contained in Section 2.12) (and, for this purpose, any reference to “material”, “Purchaser Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be disregarded), except to the extent that the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Purchaser Material Adverse Effect, and except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Purchaser has delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

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(2)

Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)	Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Purchaser Material Adverse Effect.

(4)

Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (excluding conditions, that by their terms, being those in Sections Section 6.1(3), Section 6.2(1), Section 6.2(2), Section 6.2(3), Section 6.2(5) and Section 6.2(6), cannot be satisfied until the Effective Date), the Purchaser has deposited or caused to be deposited with the Depositary in escrow, the aggregate Consideration to be paid pursuant to the Arrangement.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)

the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

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(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.8(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied; or

(ii)

prior to obtaining the Required Approval, the Board authorizes the Company to enter into a definitive written agreement (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4 and that prior to or concurrent with such termination the Company pays the Company Termination Fee in accordance with Section 8.2; or

(iii)	since the date of this Agreement, a Purchaser Material Adverse Effect has occurred and is continuing; or

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(d)	the Purchaser if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.8(3); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied; or

(ii)

(A) the Board or any committee of the Board fails to recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, in a manner adverse to the Purchaser, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend, an Acquisition Proposal, (C) the Board or any committee of the Board takes no position or remains neutral in respect of a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Company Meeting, if sooner) after the formal announcement or public disclosure thereof, (D) the Board or any committee of the Board executes or enters into or authorizes the Company or any of its Subsidiaries to execute or enter into, or publicly proposes to execute or enter into or to authorize the Company or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding or arrangement relating to an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3), (E) the Board or any committee of the Board fails to publicly reaffirm the Board Recommendation (without qualification) within five Business Days after having been requested in writing by the Purchaser, acting reasonably, to do so  (collectively, a “Change in Recommendation”), or (F) the Company breaches Article 5 in any material respect; or

	(iii)	any event occurs as a result of which the condition set forth in Section 6.2(4) [Dissent Rights Condition] is not capable of being satisfied by the Outside Date; or

	(iv)	since the date of this Agreement, a Company Material Adverse Effect has occurred and is continuing.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

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Section 7.3 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, this Section 7.3 and Section 4.9 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, this Section 7.3 and Section 8.2 through to and including Section 8.15 shall survive, and provided further that no Party shall be relieved of any liability for any material breach of any of its representations and warranties contained herein, any material breach by it of this Agreement or fraud.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1 Amendments

(1)

This Agreement and the Plan of Arrangement may, at any time and from time to   time before or after the holding of the Company Meeting, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Company Securityholders, and any such amendment may, subject to the Interim Order, the Final Order and Laws, without  limitation:

(a)	change the time for performance of any of the obligations or acts of either or both of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of either or both of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2 Termination Fees

(1)

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Company Termination Fee Event occurs, the Company shall pay the Purchaser the Company Termination Fee in accordance with Section 8.2(3) and if a Purchaser Termination Fee Event Occurs, the Purchaser shall pay the Company the Purchaser Termination Fee in accordance with Section 8.2(4).

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(2)	For the purposes of this Agreement, “Company Termination Fee” means USD$3,250,000 and “Company Termination Fee Event” means the termination of this Agreement:

(a)

by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Article 5] except where a Purchaser Material Adverse Effect has occurred and the Company Board, acting in good faith, determined that it would be inconsistent with its fiduciary obligations to continue to recommend that Company Securityholders vote in favour of the Arrangement having regard to the collar provisions in the Exchange Ratio;

(b)	pursuant to any subsection of Section 7.2 if at such time the Purchaser is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Article 5];

(c)	by the Company, pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal]; or

(d)

by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve] or Section 7.2(1)(b)(iii) [Effective Time not prior to Outside Date] or by the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] if;

(i)

prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser) or any Person (other than the Purchaser) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii)

within 365 days following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or effected, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated or effected (whether or not within 365 days after such termination).

For purposes of this Section 8.2(2)(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

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(3)

The Company Termination Fee shall be paid by the Company to the Purchaser in consideration for the Purchaser’s disposition of rights under this Agreement as follows, by wire transfer of immediately available funds to an account designated by the Purchaser, if a Company Termination Fee Event occurs due to:

(a)	a termination of this Agreement described in Section 8.2(2)(a) or Section 8.2(2)(b), within two (2) Business Days of the occurrence of such Company Termination Fee Event;

(b)	a termination of this Agreement described in Section 8.2(2)(c), prior to or concurrently with the occurrence of such Company Termination Fee Event; and

(c)	a termination of this Agreement described in Section 8.2(2)(d), on or prior to consummation or effectiveness of the Acquisition Proposal referred to in Section 8.2(2)(d).

(4)

If: (i) the Purchaser fails to complete the Arrangement by the Outside Date in circumstances where Purchaser is not entitled to terminate the Arrangement Agreement in accordance with Article 7 and where all of the conditions in Sections 6.1 and 6.2 are satisfied as of the Outside Date; or (ii) Purchaser materially breaches its covenants or agreements hereunder in a manner that causes the condition set forth in Section 6.3(2) not to be satisfied by the Outside Date (each such event being a “Purchaser Termination Fee Event”), then in either case Purchaser shall within five (5) Business Days following the Outside Date pay or cause to be paid to Company (by wire transfer of immediately available funds) the Purchaser Termination Fee.

(5)

Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Arrangement Agreement and that, without those agreements, the Parties would not enter into this Arrangement Agreement. Each Party acknowledges that the payment amounts set out in this Section 8.2 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Arrangement Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(6)

Subject to Section 7.3, the Purchaser hereby expressly acknowledges and agrees that, upon any termination of this Agreement under circumstances where it is entitled to the Company Termination Fee and such Company Termination Fee is paid in full within the prescribed time period, such Company Termination Fee is the sole remedy of the Purchaser against the Company or its Subsidiaries and the Purchaser shall be precluded from any other remedy against the Company or its Subsidiaries and shall not seek to obtain any recovery, judgment or damages of any kind against the Company or its Subsidiaries in connection with this Agreement.

(7)

Subject to Section 7.3, the Company hereby expressly acknowledges and agrees that, upon any termination of this Agreement under circumstances where it is entitled to the Purchaser Termination Fee and such Purchaser Termination Fee is paid in full within the prescribed time period, such Purchaser Termination Fee is the sole remedy of the Company against the Purchaser and the Company shall be precluded from any other remedy against the Purchaser and shall not seek to obtain any recovery, judgment or damages of any kind against the Purchaser in connection with this Agreement.

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Section 8.3 Expenses and Expense Reimbursement

(1)

Except as expressly otherwise provided in this Agreement including in Section 8.3(2), all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated. Notwithstanding the foregoing, in connection with the transactions contemplated by this Agreement, the Purchaser and the Company will each pay 50% of the initial filing fee payable to a Governmental Entity for the initial submission, if required, of the notification and report form under the HSR Act.

(2)

In addition to the rights of the Purchaser under Section 8.2, if this Agreement is terminated by either the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Required Approval], then the Company shall within two Business Days of such termination, pay or cause to be paid to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer of immediately available funds to an account designated by the Purchaser, an expense reimbursement fee equal to actual expenses incurred up to a maximum of USD$1,000,000, provided that no such expense reimbursement fee shall be payable if a Purchaser Material Adverse Effect has occurred having regard to the collar provisions in the Exchange Ratio. In no event shall the Company be required to pay under Section 8.2, on the one hand, and this Section 8.3(2), on the other hand, in the aggregate, an amount in excess of the Company Termination Fee.

(3)

The Company confirms that other than the fees disclosed in Section 8.3(3) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement

Section 8.4 Notices.

Any notice that is required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be delivered personally (including by courier) or sent by email to the Party to whom it is addressed, as follows:

(a)	to the Purchaser at:

Planet 13 Holdings Inc. 2548 West Desert Inn Road Las Vegas, Nevada 89109 Attention: Leighton Koehler, General Counsel Email: [REDACTED]

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with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP Suite 800, Wildeboer Dellelce Place 365 Bay Street Toronto, Ontario M5H 2V1 Attention: Charles Malone Email: cmalone@wildlaw.ca with a copy (which shall not constitute notice) to:

Cozen O’Connor One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, PA 19103 Attention: Joseph C. Bedwick, Esq. Email: jbedwick@cozen.com

(b)	to the Company at:

Next Green Wave Holdings Inc. Suite 300 - 1055 West Hastings Street Vancouver, British Columbia V6E 2A9 Attention: Michael Jennings, Chief Executive Officer and Director Email: [REDACTED]

with a copy (which shall not constitute notice) to:

McMillan LLP Royal Centre, Suite 1500 1055 West Georgia Street, PO Box 11117 Vancouver, British Columbia V6E 4N7 Attention: Arman G. Farahani Email: arman.farahani@mcmillan.ca

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Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by email, at the time such email is received if it is a Business Day and the email was received prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (iii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5 Time of the Essence.

Time is of the essence in this Agreement.

Section 8.6 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.7 Third Party Beneficiaries.

(1)

Except as provided in Section 4.9 which, without limiting its terms, is intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), the Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)

Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 4.9 of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.     The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

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Section 8.8 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9 Entire Agreement.

This Agreement, including the Schedules hereto, the Company Disclosure Letter, the Purchaser Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 8.11 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12 Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

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Section 8.13 Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.14 No Liability.

No director or officer of the Purchaser or any of its affiliates shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.15 Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15 Privacy

(1)

The Purchaser shall comply with applicable Privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual it receives from the Company or its Representatives in connection with this Agreement prior to Closing (the “Transaction Personal Information”). The Purchaser shall not disclose Transaction Personal Information to any Person other than to its Representatives and counsel who are evaluating and advising on the Arrangement.

(2)

The Purchaser shall protect and safeguard the Transaction Personal Information by security safeguards appropriate to the sensitivity of the information. The Purchaser shall cause their Representatives and counsel to observe the terms of this Section 8.15 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, the Purchaser shall promptly deliver to the Company all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

Section 8.16 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or executed electronic copy of this Agreement, and such facsimile or executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

NEXT GREEN WAVE HOLDINGS INC.

By:	/s/ Michael Jennings
Name: Title:	Michael Jennings Chief Executive Officer

PLANET 13 HOLDINGS INC.

By:	/s/ Robert Groesbeck
Name: Title:	Robert Groesbeck Co-Chief Executive Officer

By:	/s/ Larry Scheffler
Name: Title:	Larry Scheffler Co-Chief Executive Officer

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT

See attached.

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1  Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Amalgamation” has the meaning specified in Section 2.3(d).

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of December 20, 2021 between the Purchaser and the Company (including the Schedules attached thereto, the Purchaser Disclosure Letter and the Company Disclosure Letter) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Issued Securities” means all securities to be issued by the Purchaser pursuant to the Arrangement, including the Purchaser Shares representing the Share Consideration, the Replacement Options and, after the Effective Time, the Purchaser Shares underlying the Replacement Options.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement presented to the Company Shareholders at the Company Meeting, substantially in the form of Schedule B to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Vancouver, British Columbia, Toronto, Ontario or Las Vegas, Nevada.

“Cash Consideration” means $0.0001 per Company Common Share, subject to Section 4.1(e).

“Closing Certificate” means the closing certificate, which shall be substantially in the form attached hereto as Appendix “A”.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Next Green Wave Holdings Inc.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options to purchase Company Common Shares issued pursuant to the Option Plan.

“Company Securityholders” means, collectively, the Company Shareholders and the Company Optionholders.

“Company Shareholders” means the registered or beneficial holders of the Company Common Shares, as the context requires, except that with respect to Dissent Rights, Company Shareholders refers only to registered holders of Company Common Shares.

“Consideration” means the consideration to be received by non-dissenting Company Shareholders pursuant to the Plan of Arrangement in respect of each Company Common Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Cash Consideration and the Share Consideration.

“Court” means the Supreme Court of British Columbia.

“CSE” means the Canadian Securities Exchange.

“Depositary” means Odyssey Trust Company, or any other depositary or trust company, bank or financial institution as the Purchaser may appoint to act as depositary with the approval of the Company, acting reasonably, for the purpose of, among other things, exchanging certificates representing Company Common Shares for the Share Consideration in connection with the Arrangement.

“Dissent Rights” has the meaning specified in Section 3.1of this Plan of Arrangement.

“Dissenting Holder” means a registered holder of Company Common Shares who has properly exercised its Dissent Rights in strict compliance with Division 2 of Part 8 of the BCBCA, as modified by the Interim Order and Section 3.1, and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Company Common Shares, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such holder.

“Effective Date” means the date specified as the “Effective Date” on the Closing Certificate upon which the Arrangement becomes effective.

“Effective Time” means the time on the Effective Date specified as the “Effective Time” on the Closing Certificate.

“Eligible Holder” means a beneficial owner of Company Common Shares immediately prior to the Effective Time who is resident in Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is resident in Canada for the purposes of the Tax Act (other than a Tax Exempt Person);

“Exchange Ratio” means 0.1081 Purchaser Shares for each Company Common Share, except that (A) if the volume-weighted average price of the Purchaser’s shares on the CSE for the 10 trading days immediately preceding the second Business Day prior to the Effective Date (the “Closing Price”) is below C$5.50 but greater than C$4.06, then the Exchange Ratio will be calculated as (i) C$0.4650 divided by (ii) the Closing Price; (B) if the Closing Price is less than or equal to C$4.06, then the Exchange Ratio will be 0.1145; and (C) if the Closing Price is greater than or equal to C$5.50, then the Exchange Ratio shall be 0.0845.

“Final Order” means the final order of the Court after being informed of the intention to rely upon the Section 3(a)(10) Exemption in connection with the issuance of the Arrangement Issued Securities to Company Securityholders that are in the United States or U.S. Persons, made pursuant to section 291 of the BCBCA approving the Arrangement in form and substance acceptable to the Purchaser and the Company, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“holder” means a holder of Company Common Shares or Company Options, as applicable, whose name appears in the register of holders of Company Common Shares or Company Options, as applicable, maintained by or on behalf of the Company and, where applicable, includes joint holders of Company Common Shares.

“In the Money Amount” has the meaning specified in Section 2.3(e).

“Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA after being informed of the intention to rely upon the Section 3(a)(10) Exemption in connection with the issuance of the Arrangement Issued Securities to Company Securityholders in the United States or that are U.S. Persons, in a form acceptable to the Purchaser and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal sent by the Company to registered holders of Company Common Shares for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, options, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Option Plan” means the stock option plan of the Company, which governs the Company Options.

“Parties” mean the Company and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 288 of the BCBCA, and any amendments or variations made in accordance with Section 8.1 of the Arrangement Agreement or Section 5.1 of this plan of arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means Planet 13 Holdings Inc.

“Purchaser Amalco” has the meaning specified in Section 2.3(d).

“Purchaser Shares” means the common shares in the capital of the Purchaser.

“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA.

“Replacement Option” has the meaning specified in Section 2.3(e).

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Section 85 Election” has the meaning specified in Section 2.4.

“Share Consideration” means the Exchange Ratio of a Purchaser Share for each Company Common Share.

“Tax Act” means the Income Tax Act (Canada).

“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act.

“U.S. Securities Act” means the United States Securities Act of 1933.

“U.S. Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

1.2  Certain Rules of Interpretation.

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)

Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.

(7)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

ARTICLE 2
THE ARRANGEMENT

2.1. Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. The sequence of the steps comprising the Arrangement shall occur in the order set forth herein.

2.2. Binding Effect

This Plan of Arrangement and the Arrangement will become effective, and be binding on (i) the Purchaser, (ii) the Company, (iii) all registered and beneficial Company Shareholders (including Dissenting Shareholders), and (iv) all holders of Company Options, at and after, the Effective Time, in each case, without any further act or formality required on the part of the Court, the Registrar or any other Person.

2.3. Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially, in two-minute intervals, in the following order and without any further authorization, act or formality unless stated otherwise:

(a)

each Company Common Share held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Company for cancellation in consideration for a claim against the Company for the amount determined under Article 3, and:

(i)

such Dissenting Holders shall cease to be the holders of such Company Common Shares and to have any rights as holders of such Company Common Shares other than the right to be paid fair value for such Company Common Shares as set out in Section 3.1; and

(ii)

such Dissenting Holders’ names shall be removed as the holders of such Company Common Shares from the registers of Company Common Shares maintained by or on behalf of the Company and such Company Common Shares shall be cancelled and cease to be outstanding;

(b)

each Company Common Share outstanding, other than Company Common Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Company Common Shares, be deemed to be assigned and transferred by the holders thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Company Common Share held, and:

(i)

the holders of such Company Common Shares shall cease to be the holders of such Company Common Shares and to have any rights as holders of such Company Common Shares other than the right to be paid the Consideration per Company Common Share in accordance with this Plan of Arrangement;

(ii)	the name of each such holder shall be removed as the holder of such Company Common Shares from the registers of Company Common Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the transferee of such Company Common Shares (free and clear of all Liens) and shall be entered in the registers of Company Common Shares maintained by or on behalf of the Company.

(c)	the stated capital of the issued and outstanding shares issued by the Company shall be reduced to an aggregate of $1.00 without any repayment of capital in respect thereof;

(d)

the Purchaser and the Company shall merge (the “Amalgamation”) to form one corporate entity (“Purchaser Amalco”) with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the legal existence of the Purchaser shall not cease and the Purchaser shall survive the merger as Purchaser Amalco and, for the avoidance of doubt, the Amalgamation, together with the transactions described in Sections 2.3(b) and (c), is intended to constitute a single integrated transaction, qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code for all United States federal income tax purposes, and the Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the Amalgamation:

(i)

the separate legal existence of the Company shall cease without the Company being liquidated or wound up and the Purchaser and the Company shall continue as one company and the property, rights, interests and obligations of the Company shall become the property, rights, interests and obligations of Purchaser Amalco;

(ii)

the properties, rights, interests and obligations of the Purchaser shall continue to be the properties, rights, interests and obligations of Purchaser Amalco, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights and interests of the Purchaser to Purchaser Amalco;

(iii)

Purchaser Amalco will own and hold the property of the Purchaser and the Company and, without limiting the provisions hereof, all rights of creditors or others of the Purchaser and the Company will be unimpaired by the Amalgamation, and all liabilities and obligations of the Purchaser and the Company, whether arising by contract or otherwise, may be enforced against Purchaser Amalco to the same extent as if such obligations had been incurred or contracted by Purchaser Amalco;

(iv)	Purchaser Amalco will continue to be liable for all of the liabilities and obligations of the Purchaser and the Company;

(v)

all rights, contracts, permits and interests of the Purchaser and the Company will continue as rights, contracts, permits and interests of Purchaser Amalco as if the Purchaser and the Company continued and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of either the Purchaser or the Company under any such rights, contracts, permits and interests;

(vi)	any existing cause of action, claim or liability to prosecution will be unaffected;

(vii)	a civil, criminal or administrative action or proceeding pending by or against either the Purchaser or the Company may be continued by or against Purchaser Amalco;

(viii)	a conviction against, or ruling, order or judgment in favour of or against either the Purchaser or the Company may be enforced by or against Purchaser Amalco;

(ix)

each issued and outstanding share of each class of Purchaser Shares shall become a share of the same class of shares of Purchaser Amalco having the same terms and conditions as such Purchaser Shares had immediately prior to the Amalgamation (“Purchaser Amalco Shares”) and all of the issued and outstanding shares of the Company will be cancelled without repayment of capital in respect thereof;

(x)	the name of Purchaser Amalco shall be Planet 13 Holdings Inc.;

(xi)	Purchaser Amalco shall be authorized to issue an unlimited number of class A restricted voting shares and common shares each without par value;

(xii)	the articles and notice of articles of Purchaser Amalco shall be in the form of the articles and notice of articles of the Purchaser;

(xiii)	the first annual general meeting of Purchaser Amalco or resolutions in lieu thereof shall be held within 18 months from the Effective Date;

(xiv)	the first directors of Purchaser Amalco following the amalgamation shall be the then current Purchaser directors; and

(xv)

the stated capital of each class of shares of Purchaser Amalco will be an amount equal to the stated capital attributable to the corresponding class of Purchaser Shares immediately prior to the Amalgamation; and

(e)

Upon and simultaneously with the immediately preceding step, each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will cease to represent an option or other right to acquire Company Common Shares and will be exchanged for an option (a “Replacement Option”) to purchase from the Purchaser Amalco such number of Purchaser Amalco Shares, in each case equal to (A) that number of Company Common Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Amalco Shares at an exercise price per Purchaser Amalco Share equal to the quotient determined by dividing: (X) the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent. All other terms and conditions of such Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged except that notwithstanding the foregoing, the Replacement Options shall be subject to the terms and conditions of the Purchaser Amalco’s stock option plan in effect at the applicable time; and further, notwithstanding the foregoing, in the case of Company Optionholders who are United States persons under Section 7701(a)(30) of the Code, such Replacement Options must comply with the requirements for substitution under section 409A of the Code and Treasury Regulations at 1.409A-1(b)(5)(v)(D). Notwithstanding the foregoing, if it is determined in good faith that: (I) the excess of the aggregate fair market value of the Purchaser Amalco Shares subject to a Replacement Option, determined immediately after the effective time of this Section 2.3(e), over the aggregate option exercise price for such Purchaser Amalco Shares pursuant to such Replacement Option (such excess referred to as the “In the Money Amount” of the Replacement Option) would otherwise exceed (II) the excess of the aggregate fair market value of the Company Common Shares subject to the Company Option in exchange for which the Replacement Option was granted, determined immediately prior to the effective time of this Section 2.3(e), over the aggregate option exercise price for the Company Common Shares pursuant to such Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the previous provisions shall be modified so that the In the Money Amount of the Replacement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act and to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the Tax Act and Section 409A of the Code) adversely affect the holder of the Replacement Option.

2.4. Post-Effective Time Procedures

An Eligible Holder whose Company Common Shares are exchanged for the Consideration pursuant to the Arrangement shall be entitled to make a joint income tax election with the Purchaser, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing two signed copies of the necessary joint election forms to an appointed representative, as directed by the Purchaser, within 90 days after the Effective Date, duly completed with the details of the number of Common Shares transferred and the applicable agreed amounts for the purposes of such joint elections. The agreed amount under such joint elections shall be determined by each Company Shareholder in his or her sole discretion, provided such amounts are within the limits set out in the Tax Act. The Purchaser shall, within 45 days after receiving the completed joint election forms from an Eligible Holder, and subject to such joint election forms being correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return them to the Eligible Holder for filing with the Canada Revenue Agency (or the applicable provincial tax authority). Neither the Purchaser nor any successor corporation shall be responsible for the proper completion of any joint election form nor, except for the obligation to sign and return duly completed joint election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such joint election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, the Purchaser or any successor corporation may choose to sign and return a joint election form received by it more than 90 days following the Effective Date, but will have no obligation to do so.

2.5. No Fractional Purchaser Shares

In no event shall any fractional Purchaser Shares be issued under this Plan of Arrangement. Where the aggregate number of Purchaser Shares to be issued to a Company Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, then the number of Purchaser Shares to be issued to such Company Shareholder shall be rounded down to the closest whole number and, in lieu of the issuance of a fractional Purchaser Share thereof, the Purchaser will pay to each such holder a cash payment (rounded up to the nearest cent) determined by reference to the volume weighted average trading price of the Purchaser Shares on the CSE for the five trading days on which such Purchaser Shares trade on the CSE immediately prior to the Effective Date.

2.6. U.S. Securities Laws

Notwithstanding any provision herein to the contrary, the Purchaser and the Company agree that the Plan of Arrangement will be carried out with the intention that all Arrangement Issued Securities (other than the Purchaser Shares underlying the Replacement Options) to be issued in connection with the Arrangement shall be exempt from registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption thereunder, and available exemptions from the registration or qualification requirements of applicable U.S. state securities laws, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act)).

ARTICLE 3
RIGHTS OF DISSENT

3.1. Rights of Dissent

Each registered holder of Company Common Shares may exercise dissent rights with respect to any Company Common Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order, and this Section 3.1; provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each dissenting holder who duly exercise such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred for cancellation the Company Common Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens (other than the right to be paid fair value for such Company Common Shares as set out in this Section 3.1), as provided in Section 2.3(a) and if they:

(a)

ultimately are determined to be entitled to be paid fair value for such Company Common Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(a)); (ii) will be entitled to be paid by the Company the fair value of such Company Common Shares, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA and determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Common Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such Company Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares and shall be entitled to receive only the Consideration per Company Common Share contemplated in Section 2.3(b) hereof that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights.

3.2. Recognition of Dissenting Holders

(a)

In no circumstances shall the Purchaser, the Company, or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Company Common Shares in respect of which such rights are sought to be exercised.

(b)

For greater certainty, in no case shall the Purchaser, the Company, or any other Person be required to recognize Dissenting Holders as holders of Company Common Shares, after the Effective Time, in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(a) and the names of such Dissenting Holders shall be removed from the registers of holders of Company Common Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(a) occurs. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Optionholders; or (ii) Company Shareholders who vote, or who have instructed a proxyholder to vote, such Company Common Shares in favour of the Arrangement Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1. Payment and Delivery of Consideration

(a)

On or immediately prior to the Effective Date in accordance with the terms of the Arrangement Agreement, the Purchaser shall deliver, or cause to be delivered, the Share Consideration and the Cash Consideration (subject to Section 4.1(f)) to which Company Shareholders are entitled, to the depositary to satisfy the Consideration per Company Common Share issuable and/or payable to the Company Shareholders pursuant to this Plan of Arrangement (other than Company Shareholders who have validly exercised Dissent Rights and who have not withdrawn their notice of objection), which Purchaser Shares and Cash Consideration shall be held by the Depositary for and on behalf of the former Company Shareholders until delivered or paid to such former Company Shareholders subject to and in accordance with this Article 4.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were transferred pursuant to Section 2.3(b), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Cash Consideration (subject to Section 4.1(f)), and a certificate representing the number of Purchaser Shares to which such holder has the right to receive under the Arrangement, which Purchaser Shares will be registered in the name or names and either (i) delivered to the address or addresses as such Company Shareholder directed in their Letter of Transmittal or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Company Shareholder in the Letter of Transmittal, and any certificate representing Company Common Shares so surrendered shall forthwith be cancelled.

(c)

Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Company Common Shares (other than Company Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Company Common Shares not duly surrendered on or before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Common Shares of any kind or nature against or in the Company or the Purchaser. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to Purchaser and shall be delivered by the Depositary to Purchaser as directed by the Purchaser.

(d)

Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Company Common Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser for no consideration.

(e)

All amounts of Cash Consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). For greater certainty, if pursuant to Section 2.3(d) a Company Shareholder will receive in the aggregate less than $0.01 in respect of all the Company Common Shares held by that Company Shareholder, the cash consideration to be received by such Company Shareholder will be rounded up to $0.01. All calculations and determinations by the Purchaser or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

(f)

At the option of the Purchaser, Cash Consideration payable to a Company Shareholder that is an amount less than $10.00 may be required to be picked up by such former Company Shareholder from the Depositary’s office set forth in the Letter of Transmittal following five (5) Business Days’ prior notice thereof. Any such amount not picked up before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Common Shares of any kind or nature against or in the Company or the Purchaser. On such date, all Cash Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser and shall be delivered by the Depositary to the Purchaser as directed by the Purchaser.

(g)

No holder of Company Common Shares shall be entitled to receive any consideration with respect to such Company Common Shares other than the Consideration to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 less any amounts withheld pursuant to Section 4.3 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2. Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration that such Company Shareholder has the right to receive in accordance with Section 2.3 and deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify Purchaser and the Company in a manner satisfactory to the Purchaser (acting reasonably) against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3. Withholding Rights

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary (as applicable) determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity. The Purchaser will (i) promptly notify the Company if it becomes aware of any such deduction or withholding, and (ii) remit any withheld or deducted amounts to the appropriate Governmental Entity within the time required by applicable Law. Each of the Purchaser, the Company or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Company or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

4.4. No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.5. Deemed Fully Paid and Non-Assessable Shares

All Purchaser Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

ARTICLE 5
AMENDMENTS

5.1. Amendments to Plan of Arrangement

(a)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Company Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement or is not adverse to the economic interest of any former Company Securityholder.

The Parties, acting reasonably, agree to make all necessary consequential amendments to the Plan of Arrangement that are reasonably necessary to give effect to the foregoing.

ARTICLE 6
FURTHER ASSURANCES

6.1. Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Appendix “A”
to the Plan of Arrangement

Closing Certificate

Re: Arrangement Agreement dated December 20, 2021 between Planet 13 Holdings Inc. and Next Green Wave Holdings Inc. (the “Arrangement Agreement”)

Defined terms used but not defined in this certificate shall have the meaning ascribed thereto in the Arrangement Agreement.

Each of the undersigned hereby confirms that the undersigned is satisfied that the conditions precedent to its respective obligations to complete the Arrangement Agreement have been satisfied and that the Arrangement is completed as of 12:01 a.m. (Vancouver time) (the “Effective Time”) on            , 2022 (the “Effective Date”).

PLANET 13 HOLDINGS INC.

Per:
Name:
Title:

NEXT GREEN WAVE HOLDINGS INC.

Per:
Name:
Title:

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) of Next Green Wave Holdings Inc. (the “Company”), pursuant to the arrangement agreement (as it may be amended, the “Arrangement Agreement”) between the Company and Planet 13 Holdings Inc. dated December 20, 2021, all as more particularly described and set forth in the management information circular of the Company dated ●, 2022 (the “Circular”) accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with the terms of the Arrangement Agreement) is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement (the “Plan of Arrangement”)), the full text of which is set out in Appendix to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the securityholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations, registrations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including: (i) all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities, including the court; (ii) any and all documents that are necessary to be filed with the Registrar under the BCBCA in connection with the Arrangement Agreement or the Plan of Arrangement; and (iii) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or things.

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.

Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business as now conducted, except as set forth under Federal Cannabis Laws. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the business of the Company and its Subsidiaries as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

2.	Authority; Approval.

(a)

The Company has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including the Arrangement. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles and Federal Cannabis Laws.

(b)

The Company’s Board has unanimously (i) determined that the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair to such holders and that this Agreement and the transactions contemplated hereby, including the Arrangement, are in the best interests of the Company; (ii) approved the execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement, in each case in accordance with the BCBCA and the Constating Documents of the Company, and (iii) determined to recommend to the Company Securityholders that the Company Securityholders vote in favor of the Arrangement Resolution at the Company Meeting. Except for approval of the Arrangement Resolution by the Company Securityholders, no further act or proceeding on the part of the Company, its Board or the Company Securityholders is necessary to authorize the execution, delivery and performance of this Agreement.

3.	No Conflicts; Consents.

(a)

Except as set forth in Section 3 of the Company Disclosure Letter, neither the execution and the delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, including the Arrangement, (i) violate or conflict with any provisions of the Constating Documents of the Company or any of its Subsidiaries, (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which the Company or any of its Subsidiaries or any of their properties or assets are subject, except for Federal Cannabis Laws or (iii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any of the Common Shares or assets of the Company or any of its Subsidiaries, any Contract or Company Authorization, except, in the case of clauses (b) and (c), as would not have a Company Material Adverse Effect.

(b)

Except as set forth in Section 3(b) of the Company Disclosure Letter, no consent, approval, Authorization, Governmental Order or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) the Interim Order and any filings required in order to obtain the Interim Order, (ii) the Final Order, and any filings required in order to obtain the Final Order, (iii) filings with the registrar under the BCBCA in connection with the Arrangement, (iv) filings with the Securities Authority and the CSE and (v) any consents, approvals, Authorizations, Governmental Orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement.

4.

Legal Proceedings. Except as set forth in Section 4 of the Company Disclosure Letter, there is no Action or series of related Actions, whether written or oral, pending or, to the Company’s knowledge, threatened against, related to or affecting the Company or any of its Subsidiaries, or any of their directors, managers or officers (in each case in their capacities as such), at law or in equity by or before a third Person or a Governmental Entity (a) with respect to the transactions contemplated by this Agreement or (b) otherwise, except in the case of this clause (b), as would not result in monetary damages in excess of $50,000 or have a Company Material Adverse Effect. Except as set forth in Section 4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received notice of, and to the Company’s knowledge there has not been, any accident, happening or event which is or has been caused or allegedly caused by, or otherwise involves, any services performed in connection with or on behalf of the Company or such Subsidiary, in each case that is reasonably likely to result in or serve as a basis for a future Action or loss. Except as set forth in Section 4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to or bound by any settlement or conciliation agreement. There are no Governmental Orders outstanding against or affecting the Company or any of its Subsidiaries, or against or affecting any director, manager, officer, employee, partner or equityholder of the Company or any of its Subsidiaries.

5.	Compliance with Laws.

(a)

Except for the Federal Cannabis Laws, the Company and each of its Subsidiaries has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the business of the Company and its Subsidiaries or the properties or assets of the Company or its Subsidiaries.

(b)

The Company and each of its Subsidiaries is in compliance in all respects with all Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis or medical marijuana, except where the absence of such compliance would not, in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries import or export cannabis products, from or to, any foreign country.

(c)	The Company is in compliance in all material respects with applicable Securities Laws.

(d)

The operations of the Company and each of its Subsidiaries are, and have been conducted, in compliance in all material respects with all financial recordkeeping and reporting requirements, the applicable anti-money laundering statutes of all jurisdictions where the Company or such Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Entity (collectively, “Anti-Money Laundering Laws”). No Action involving the Company or any of its Subsidiaries with respect to Anti- Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(e)

To the Company’s knowledge, no director, manager, officer, agent, employee, affiliate or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any funds of the Company or such Subsidiary for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic Governmental Entity or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) any other anti-bribery or anti-corruption statute or regulation.

6.

Securities Laws Matters. The Company is a reporting issuer in the provinces of British Columbia, Alberta and Ontario (the “Company Reporting Jurisdictions”). The Common Shares are listed and posted for trading on the CSE. None of the Company nor any of its Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction except in respect of the Company in the Company Reporting Jurisdictions. The Company has not taken any action to cease to be a reporting issuer in the Company Reporting Jurisdictions, nor has the Company received notification from any applicable securities regulatory authorities seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company or any Subsidiary of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has filed all documents and information required to be filed by it, whether pursuant to applicable Securities Laws or otherwise, on SEDAR and with applicable securities regulatory authorities, except where non-compliance would not be material and adverse to the Company. The Company has not made any confidential filings with any securities regulatory authorities that, as at the date of this Agreement, are not publicly available. As of the time each Company Filing was filed on SEDAR or with the applicable securities regulatory authority (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) such Company Filing complied in all material respects with applicable Securities Laws; and (ii) none of the Company Filings contained any Misrepresentation. Other than the transactions contemplated by this Agreement, there is no “material fact” or “material change” (as those terms are defined in under applicable Securities Laws) in the affairs of the Company or any of its Subsidiaries that has not been generally disclosed to the public. As of the date of this Agreement, no class of securities of the Company is registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does the Company have a reporting obligation under Section 15(d) of the U.S. Exchange Act. Up until June 30, 2021, the Company was a “foreign private issuer” within the meaning of Rule 405 under the U.S. Securities Act. In the event the Company has ceased to qualify as a foreign private issuer as of June 30, 2021 (being the last business day of the second fiscal quarter of the fiscal year ending December 31, 2021), the Company will cease to be eligible to rely on the rules and forms available to foreign private issuers under U.S. federal securities laws from and after January 1, 2022 and will be required to file a registration statement on Form 10 pursuant to Section 12(g) of the U.S. Exchange Act no later than May 2, 2022.

7.	Financial Statements.

(a)	Included in the Company Filings are true and complete copies of (collectively, the “Company Financial Statements”) (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019 and December 31, 2020 and (ii) the unaudited consolidated financial statements of the Company as of and for the three and nine month periods ended September 30, 2021.

(b)

The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Company Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Company Financial Statements. The Company Financial Statements (including in all cases the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Company and accurately present in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein.

(c)	The financial books, records and accounts of the Company and each of its Subsidiaries have been maintained, in all material respects, in accordance with GAAP.

(d)

There has been no fraud, whether or not material, involving management or other Company Employees who have a significant role in the internal control over financial reporting of the Company and the preparation of the Company Financial Statements. The Company has received no (i) complaints from any source regarding accounting, internal accounting controls or auditing matters or (ii) expressions of concern from Company Employees, directors of the Company or the Company’s auditors regarding questionable accounting or auditing matters.

(e)

To the knowledge of the Company, the Company’s current auditors are independent with respect to the Company within the meaning of the rules of professional conduct applicable to auditors in Canada and there has never been a “reportable event” (within the meaning of National Instrument 51-102) with the current, or to the knowledge of the Company, any predecessor, auditors of the Company.

8.	Capitalization.

(a)

The authorized capital of the Company consists solely of an unlimited number of Common Shares, of which 186,559,170 Common Shares are outstanding as of the date of this Agreement. The outstanding Common Shares are, and all Common Shares permitted to be issued under this Agreement prior to the Effective Time will be, when issued, (i) issued in compliance with applicable Laws, and not issued in violation of the Company’s Constating Documents or any other Contract to which the Company is a party and (ii) duly authorized, validly issued, fully-paid and non- assessable.

(b)

Except as set forth in Section 8(b) of the Company Disclosure Letter, (i) the Company has no outstanding Company Derivative Securities, (ii) no person, firm, corporation or other entity has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option or privilege (whether pre-emptive or contractual), for the issue or allotment of any unissued shares in the capital of the Company or any other security convertible into or exchangeable for any such shares, or to require the Company to purchase, redeem or otherwise acquire any of the outstanding securities in the capital of the Company, (iii) the Company does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iv) there are no voting trusts, shareholder rights plans, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests of the Company. All Company Derivative Securities, the material terms and holders of which are set forth in Section 8(b) of the Company Disclosure Letter, were issued in compliance with applicable Laws and were not issued in violation of the Company’s Constating Documents or any Contract to which the Company is a party.

9.	Subsidiaries.

(a)

Section 9(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company, (ii) the Company’s direct or indirect ownership interest in such Subsidiary (and the nature of such ownership, if indirect) and (iii) the ownership interests of any other Person in such Subsidiary. Other than its Subsidiaries set forth in Section 9(a) of the Company Disclosure Letter, the Company does not, directly or indirectly, own, control or have any ownership interests in any other Person.

(b)

Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the state or province of its formation, which state or province is set forth in Section 9(a) of the Company Disclosure Letter. Each Subsidiary of the Company has all necessary power (limited liability company or corporate, as applicable) and authority to own, lease and operate its properties, and to carry on its business as now conducted, except as set forth under Federal Cannabis Laws. Each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the business of the Company and its Subsidiaries as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

(c)

With respect to each Subsidiary of the Company, (i) such Subsidiary has no Company Derivative Securities, (ii) no person, firm, corporation or other entity has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option or privilege (whether pre-emptive or contractual), for the issue or allotment of any unissued shares in the capital of such Subsidiary or any other security convertible into or exchangeable for any such shares, or to require such Subsidiary to purchase, redeem or otherwise acquire any of the outstanding securities in the capital of such Subsidiary, (iii) such Subsidiary does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iv) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests of such Subsidiary.

10.	Brokers. Except as set forth in Section 10 of the Company Disclosure Letter, no Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by or on behalf of the Company, the Company Shareholders or any affiliates of any of the foregoing, or any banker, financial advisor, other representative or other Person retained by or acting for or on behalf of any of the foregoing.

11.	Absence of Certain Changes. Since September 30, 2021, except as set forth on Section 11 of the Company Disclosure Letter or as expressly contemplated by this Agreement or with the Purchaser’s prior written consent, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course, there has not occurred a Material Adverse Effect and neither the Company nor any of its Subsidiaries has:

(a)	amended its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)

split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amended any term of any outstanding debt security;

(c)	redeemed, repurchased, or otherwise acquired or offered to redeem, repurchase or otherwise acquired any shares of its capital stock or the capital stock of its Subsidiaries;

(d)

entered into, or caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation of, or granted any waiver or given any consent or release with respect to, any Contract (or series of related Contracts) providing for the payment of more than USD $50,000 in the aggregate in any 12-month period;

(e)

(i) issued any note, bond or other debt security, (ii) created, incurred, assumed or guaranteed, or (iii) made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of the Company or such Subsidiary, in each case with respect to any indebtedness involving, individually or in the aggregate, more than USD $50,000;

(f)

issued, delivered, sold, pledged or otherwise encumbered, or authorized the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, including the capital stock of its Subsidiaries, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or other rights that are linked to the price or the value of Common Shares except for the issuance of Common Shares issuable upon the exercise of the Company Options;

(g)

amended the terms of any of its securities, reduced the capital of any of its securities or otherwise entered into any transaction that would reduce the “paid-up capital” (within the meaning of the Tax Act) of its Common Shares;

(h)

acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or made any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquired any license rights;

(i)

made any loan or advance to (other than expense advancements in the Ordinary Course), or any capital contribution or investment in, or assumed, guaranteed or otherwise become liable with respect to the liabilities or obligations of, any Person, in each case in excess of USD$25,000 in the aggregate;

(j)	made any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP, as required by a Governmental Entity or as disclosed in the Company Financial Statements;

(k)

sold, leased, transferred, licensed, mortgaged, or otherwise disposed of any Company Assets except for (i) assets which were obsolete and which individually or in the aggregate did not exceed USD$25,000, or (ii) inventory sold in the Ordinary Course;

(l)	transferred, assigned or granted any license or sublicense of any rights under or with respect to any Company Intellectual Property, other than to wholly- owned Subsidiaries;

(m)	entered into any joint venture or similar agreement, arrangement or relationship;

(n)

made any operating expenditure, capital expenditure or commitment to do so, except as set forth on Section 11 of the Company Disclosure Letter, disclosed in the Latest Balance Sheet or in excess of USD $150,000 individually or USD$500,000 in the aggregate;

(o)	prepaid any indebtedness before its scheduled maturity or increased, created, incurred, assumed or otherwise become liable for any indebtedness or guarantees thereof;

(p)

except in the Ordinary Course and as set forth on Section 11 of the Company Disclosure Letter (i) granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) changed the terms of employment for, or terminated, any officer, directors, manager, key employee or group of employees, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, directors, manager, independent contractor or consultant;

(q)

except in the Ordinary Course, adopted, modified or terminated any (i) employment, severance, retention or other agreement with any current or former employee, officer, directors, manager, independent contractor or consultant or (ii) Company Benefit Plan;

(r)

adopted any plan of merger, consolidation, amalgamation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(s)

in respect of any Company Assets, waived, released, surrendered, abandoned, let lapse, granted or transferred any material right or value or amended, modified or changed, or agreed to amend, modify or change, in any material respect, any Contract relating to the ownership or lease of the Company Real Property, any existing Authorization or any Company Intellectual Property;

(t)	granted any Lien (other than Permitted Liens) on any of the Company Assets;

(u)

(i) made or rescinded any material Tax election or designation, amended, in any manner adverse to the Company or the Subsidiaries, any Tax Return, settled or compromised any material liability for Taxes or changed or revoked any of its methods of Tax accounting, surrendered any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (ii) taken any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;

(v)

purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of USD$25,000, individually (in the case of a lease, per annum), or USD$250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course;

(w)	entered into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(x)	except as set forth on Section 11 of the Company Disclosure Letter, made any bonus or profit sharing distribution or similar payment of any kind;

(y)

except in the Ordinary Course, as required by Law or as set forth on Section 11 of the Company Disclosure Letter: (i) increased any compensation, bonus levels, benefits, severance, change of control, termination or other pay or benefits payable (or improvements to notice or pay in lieu of notice) to (or amended any existing arrangement with) any current or former Company Employee or any current or former director or 5% or greater Company Shareholder or shareholder of any of its Subsidiaries; (ii) increased the benefits payable under any existing severance or termination pay policies with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iii) increased the benefits payable under any employment agreements with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iv) entered into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (v) adopted any new Employee Plan or any amendment or modification of an existing Employee Plan; (vi) increased or agreed to increase, any funding obligation or accelerate, or agreed to accelerate, the timing of any funding contribution under any Employee Plan; (vii) granted any equity, equity-based or similar awards; or (viii) reduced the Company’s or its Subsidiaries work force;

(z)

entered into any agreement or arrangement that limits or otherwise restricts the Company, any of its Subsidiaries, any of their respective affiliates or any of their respective successors from engaging in any line of business or carrying on business in any geographic area or the scope of Persons to whom any such Persons may sell products or services or acquire products or services from;

(aa)	entered into or amended any Contract with any broker, finder or investment banker;

(bb)	cancelled, waived, released, assigned, settled or compromised any material claims or rights of the Company or its Subsidiaries;

(cc)

compromised or settled any litigation, proceeding or governmental investigation relating to the assets or the business of the Company or its Subsidiaries in excess of an aggregate amount of USD$50,000;

(dd)	amended or modified, or terminated or waived any right under, any Material Contract or entered into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(ee)

taken any action or failed to take any action which action or failure to act could result in the loss, expiration or surrender of, or the loss of any material benefit under, or could reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or failed to prosecute with commercially reasonable diligence any pending applications to any Governmental Entities for any Authorizations;

(ff)	entered into, amended or modified any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body;

(gg)	except as contemplated in Section 4.9 [Insurance and Indemnification], amended, modified or terminated any material insurance policy of the Company or any Subsidiary;

(hh)

entered into any Contract or understanding with a Person that does not deal at arms’ length with the Company and its Subsidiaries or with any director or officer of the Company or any Person that owns more than 5% of the outstanding Common Shares (or with any of such Persons’ respective associates or affiliates);

(ii)	materially changed its business or regulatory strategy;

(jj)

entered into any Contracts with another Person to purchase a majority interest in or substantially all of the assets of another entity (or to acquire an option to purchase a majority interest in or substantially all of the assets of another entity); or

(kk)

authorized, agreed, resolved or otherwise commit, whether or not in writing, to any Contract to do any of the foregoing or authorized, or taken or agreed to take (or fail to take) any action with respect to the foregoing.

12.	Absence of Undisclosed Liabilities. The Company and each of its Subsidiaries has no liabilities or obligations of any type, whether accrued, contingent, absolute or otherwise, except for those liabilities or obligations (a) set forth on the Latest Balance Sheet and (b) which have arisen since the date of the Latest Balance Sheet in the Ordinary Course (none of which exceeds USD$25,000).

13.	Authorizations.

(a)	The Company and each of its Subsidiaries owns, manages, holds or possesses, and has complied in all material respects with, and is in compliance in all material respects with, all permits, licenses, franchises, approvals, registrations, findings of suitability, certificates of occupancy, franchises, variances, authorizations, consents, and similar rights obtained, or required to be obtained, from Governmental Entities (collectively, “Authorizations”) which are required for the operation and ownership of the Company or such Subsidiary (collectively, “Company Authorizations”). Section 13(a) of the Company Disclosure Letter sets forth a complete and correct list and brief description of all Company Authorizations, and all Company Authorizations are valid and in full force and effect.

(b)

The Company and each of its Subsidiaries has fulfilled and performed in all material respects its obligations under each Company Authorization, and is not in breach or default under any Company Authorization, and no written notice of cancellation, default or dispute concerning any Company Authorization, or of any event, condition or state of facts described in the preceding Paragraph 13(a), has been received by the Company or such Subsidiary in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth in Section 13(b) of the Company Disclosure Letter, all Company Authorizations will remain owned, held or possessed, as applicable, and otherwise available for use by the Company or its applicable Subsidiary immediately after the Effective Time. Neither the Company nor any of its Subsidiaries has been a party to or subject to any Action seeking to revoke, suspend or otherwise limit any Company Authorization.

14.	Title to Properties.

(a)

The Company or one of its Subsidiaries is in possession of, and has title to or a valid leasehold interest in, free and clear of all Liens other than Permitted Liens and those Liens set forth in Section 14(a) of the Company Disclosure Letter, all of the properties and assets reflected on the face of the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, in each case other than such properties or assets sold or otherwise disposed of in the Ordinary Course after the date of the Latest Balance Sheet.

(b)

The facilities, machinery, equipment and other tangible assets of the Company and each of its Subsidiaries have been maintained in all material respects in accordance with normal industry practice, are in good condition and repair in all material respects (ordinary wear and tear excepted), fit for their particular purpose, and are usable in the Ordinary Course. The Company and each of its Subsidiaries owns or leases under a valid lease all facilities, machinery, equipment and other tangible assets necessary for the conduct of the Company’s or its Subsidiary’s business, as currently conducted.

15.	Real Property.

(a)	Section 15(a) of the Company Disclosure Letter sets forth and briefly describes all real property owned, leased, subleased, licensed to or otherwise used or occupied by the Company or any of its Subsidiaries (the “Company Real Property”), including with respect to each parcel of Company Real Property (i) the street address or legal description, (ii) whether the Company Real Property is leased or owned, (iii) the name of the landlord, sublandlord, licensor or grantor, as applicable, and (iv) all leases, subleases, licenses, occupancy agreements and other similar agreements (collectively hereinafter referred to as the “Company Leases”). The Company or such Subsidiary, as applicable, has good and marketable fee simple title to all owned Company Real Property and a good and valid leasehold interest in all leased Company Real Property.

(b)

All of Company’s right, title and interest in and to the Company Real Property (including leasehold interests) is free and clear of Liens, including all deeds of trust, mortgages, liens, encumbrances, restrictions, assessments (including, without limitation, any assessments payable in installments, all of which installments have not been paid), encroachments and easements, except the Permitted Liens and those Liens set forth in Section 15(b) of the Company Disclosure Letter.

(c)

The Company has made available to the Purchaser correct and complete copies, or, if oral, a reasonably complete and accurate written description, of each of the Company Leases. Each Company Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Company or one of its Subsidiaries, as applicable, and, to the Company’s knowledge, with respect to each other parties thereto. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default under any Company Lease, and there are no facts or circumstances currently existing which, if known by any the other party or parties to a Company Lease, with or without the giving of notice, passage of time or both, would constitute a default by the Company or such Subsidiary under any Company Lease. To the Company’s knowledge, no other party to any Company Lease is in default under any the Company Lease, and there are no facts or circumstances currently existing which, if known by the Company or any of its Subsidiaries, with or without the giving of notice, passage of time or both, would constitute a default by such other party under the Company Lease.

(d)

With respect to each parcel of Company Real Property, (i) the Company or one of its Subsidiaries is now in possession of the Company Real Property, neither the Company nor any of its Subsidiaries has received written notice that any condemnation or eminent domain action against the Company Real Property is pending or threatened, (iii) there are no subleases, licenses, or other third party use or occupancy rights with respect to the Company Real Property, except where such rights are a recorded encumbrance on title, and (iv) there are no outstanding amounts payable by the Company or any of its Subsidiaries with respect to any Company Lease, other than the rental payments that are not past-due and expressly set forth in the applicable Company Lease (subject to ordinary course rental adjustments that may have taken place from time to time, as contemplated in the applicable Company Lease).

(e)

Except as set forth in Section 15(e) of the Company Disclosure Letter, to the Company’s knowledge, all of the building, structures and improvements located on the Company Real Property are, taken as a whole, suitable for the purposes for which they are currently used with respect to the business of the Company and its Subsidiaries and in good operating condition and repair, reasonable wear and tear excepted. The Company Real Property constitutes all real property currently used by the Company or any of its Subsidiaries with respect to the business of the Company and its Subsidiaries.

(f)

No Person has any right of first offer, right of first refusal, option or similar right, or any other legal or equitable right, remedy or claim, to purchase or otherwise acquire any of the Company Real Property that have not been validly waived in writing.

16.	Taxes.

(a)

Except as set forth in Section 16(a) of the Company Disclosure Letter, the Company is, and at all times since its inception has been, properly classified as a corporation for Canadian and U.S. federal and applicable state and local income tax purposes. Except as set forth in Section 16(a) of the Company Disclosure Letter, each of the Subsidiaries of the Company is, and at all times since its inception has been, properly classified, for United States federal and applicable state and local income tax purposes, as a disregarded entity separate from the Company.

(b)

(i) all income Tax Returns and other Tax Returns required to be filed by the Company and each of the Subsidiaries prior to the date hereof have been timely filed with the appropriate Governmental Entities, including applicable extensions; (ii) such Tax Returns were true, complete and correct in all material respects; and (iii) all income and other Taxes due and owing by the Company and each of the Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than those which are being or have been contested in good faith and in respect of which reserves have been provided for in the Company Financial Statements. The Company and each of the Subsidiaries is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c)

The Company and each of the Subsidiaries has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Company and each Subsidiary has remitted all Canada Pension Plan contributions, employee health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees to the applicable Governmental Authority.

(d)

Neither the Company nor any of the Subsidiaries has received a claim in writing from any taxing authority in any jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of the Subsidiaries.

(e)

All deficiencies asserted, or assessments made, against the Company or any of the Subsidiaries as a result of any examinations by any taxing authority have been fully paid, or are reflected as a liability in the Company Financial Statements, or are being contested in good faith and an adequate reserve therefor has been established and is reflected in the Company Financial Statements.

(f)

To the knowledge of the Company, neither the Company nor any of the Subsidiaries is a party to any proceeding, investigation, audit or claim by any taxing Governmental Entity. Neither the Company nor any of the Subsidiaries has received written notice of any pending or threatened proceeding, investigation, audit or claim by any taxing Governmental Entity against the Company or any of the Subsidiaries. To the knowledge of the Company there are no matters under discussion, audit, or appeal with any taxing authority related to Taxes.

(g)	There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Subsidiaries.

(h)

Neither the Company nor any of the Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than a commercial contract of which the principal purpose is not a Tax.

(i)	Neither the Company nor any of the Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A of the Code or Section 1.6011-4(b) of the Treasury Regulations.

(j)

No private letter rulings, technical advice memoranda, advance tax rulings or agreements or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of the Subsidiaries.

(k)

Except as set forth on Section 16(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for United States Tax purposes. Neither the Company nor any of the Subsidiaries has any liability for Taxes of any Person (other than the Company or the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract, indemnity or otherwise.

(l)

Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Effective Date (iv) prepaid amount received on or prior to the Effective Date or (v) any other transaction, agreement, event or activity which occurred on or prior to the Effective Date.

(m)

The Company and each of the Subsidiaries has timely and properly collected all sales, use, goods and services, provincial sales, harmonized sales, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Entity. The Company and each of the Subsidiaries has timely and properly requested, received and retained all necessary exemption certificates.

(n)

Neither the Company nor any of the Subsidiaries has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Effective Date under Section 172 of the Code, as amended by Section 2303 of the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), or any corresponding or similar provision of state, local or non-U.S. Law.

(o)	Neither the Company nor any of its Subsidiaries has taken any Tax deduction that is not permitted under Section 280E of the Code.

(p)

Neither the Company nor any of its Subsidiaries has taken any action or knowingly failed to take any action that would prevent the Acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)

Neither the Company nor any of its Subsidiaries has (i) elected to defer the payment of any “applicable employment taxes” (as defined in section 2302(d)(1) of the CARES Act) pursuant to the CARES Act. The Company and each of the Subsidiaries has (i) to the extent applicable, complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(r)

The Company is not and has never been a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(s)

The Company is a “taxable Canadian corporation”, as that term is defined in subsection 89(1) of the Tax Act. The Company is not treated as a U.S. corporation for U.S. federal income tax purposes and is not treated as a “surrogate foreign corporation” pursuant to Section 7874 of the Code.

(t)

There are no facts, transactions, circumstances or events that have resulted or which could result in the application to the Company or any Subsidiary of sections 17, 78, 80, 80.01, 80.02, 80.03, or 80.04 of the Tax Act or any analogous provision of any comparable Law relating to Taxes.

(u)

The Company and each Subsidiary has not, directly or indirectly, acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(v)

The Company and each Subsidiary has not claimed any amount under the Canada Emergency Wage Subsidy, Temporary Wage Subsidy, Canada Emergency Rent Subsidy or any other COVID-19 related assistance or subsidies that it was not otherwise entitled to claim in respect of any period (or portion thereof) ending on or prior to the Effective Date.

(w)	The Company has not elected under the Tax Act to report its Canadian tax results in a currency other than Canadian dollars.

(x)

Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. . The Company does not hold any United States real property interests (as defined in Section 897(c) of the Code).

(h)

(y)	Neither the Company nor any of its Subsidiaries has made an election under Section 897(i) of the Code.

(z)

To the Company’s knowledge, the Company and each of the Subsidiaries has complied in all material respects with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(aa)

The Company and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of the Subsidiaries for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

17.	Intellectual Property. The Company or one of its Subsidiaries, as applicable, own or possess sufficient legal rights to all Intellectual Property that is owned or used by the Company or such Subsidiary in the conduct of the business of the Company and its Subsidiaries as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”), without, to the Company’s knowledge, any conflict with, or infringement of, the rights of others. Section 17 of the Company Disclosure Letter lists the particulars of all Company Intellectual Property including any licenses under which the Company is granted any rights to use any Company Intellectual Property it does not own. All Company Intellectual Property owned by the Company and each of its Subsidiaries is valid, enforceable and in good standing and all registrations relating thereto have been kept renewed and are in full force and effect. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company of any of its Subsidiaries violates (or will violate) any license or infringes (or will infringe) any intellectual property rights of any other Person. Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or such Subsidiary has violated, or by conducting the business of the Company and its Subsidiaries would violate, any Intellectual Property of any other Person. The Company and each of its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of the Company and its Subsidiaries.

18.	Inventory. The inventories on hand of raw materials, ingredients or finished goods held for sale or consumption by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries (a) consist of good and saleable items of a quality usable or saleable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course consistent with past practice; (b) are of quantities usable or saleable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course consistent with past practice; (c) are not spoiled, damaged or contaminated, except for items that have been written off or written down to fair market value or for which adequate reserves have been established on the Company’s Latest Balance Sheet; (d) to the Company’s knowledge, were cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws) in all material respects; and (e) do not contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. Such inventories on hand are consistent with the levels of inventories that historically have been maintained by the Company and its Subsidiaries in the Ordinary Course. No recalls or withdrawals of products developed, produced, distributed or sold by any Company or any of the Subsidiaries have been required or suggested by any Governmental Entity with respect to the products supplied by any Company or any of the Subsidiaries.

19.	Material Contracts.

(a)	Section 19(a) of the Company Disclosure Letter lists each Material Contract.

(b)

Each Material Contract is valid and binding on the Company or a Subsidiary of the Company, as applicable, in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries, as applicable, nor to the Company’s knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No condition exists and no event has occurred or, to the Company’s knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any of its Subsidiaries or any other party under the Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Purchaser.

20.	Insurance. Section 20 of the Company Disclosure Letter sets forth, with respect to the Company, each of its Subsidiaries and the business of the Company and its Subsidiaries, (a) a true and complete list of all insurance policies and (b) a list of pending claims and claims history. To the Company’s knowledge, there are no claims related to the Company, any of its Subsidiaries or the business of the Company and its Subsidiaries pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, such insurance policies. No premium payments are delinquent with respect to such insurance policies. None of such insurance policies have been subject to any lapse in coverage.

21.	Employee Matters; Employee Benefits.

(a)

To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any Governmental Order, that would interfere in any material respect with such employee’s ability to promote the interest of the Company or any of its Subsidiaries or that would conflict with the business of the Company and its Subsidiaries.

(b)

Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date of this Agreement or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company and each of its Subsidiaries has complied, and is in compliance, in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company and each of its Subsidiaries has withheld and paid to the appropriate Governmental Entity, or is holding for payment not yet due to such Governmental Entity, all amounts required to be withheld from employees of the Company or such Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)	Section 21(c) of the Company Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by the Company or any of its Subsidiaries, or which the Company or of its Subsidiaries participates in or contributes to, which is subject to ERISA (each, a “Company Benefit Plan”). The Company and each of its Subsidiaries has made all required contributions to, and has no liability under, any Company Benefit Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all Laws applicable to the Company Benefit Plans.

(d)

Except as set forth in Section 21(d) of the Company Disclosure Letter, no officer, director, manager, key employee, or group of employees of the Company or any of its Subsidiaries has notified the Company or such Subsidiary of such Person’s or group’s intent to terminate employment with the Company or such Subsidiary, as applicable. There are no pending or, to the Company’s knowledge, threatened Actions between the Company or of its Subsidiaries, on the one hand, and any employee, former employee, consultant or other independent contractor of the Company or such Subsidiary or any labor union or similar labor organization, on the other hand. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or collective bargaining relationship with any labor union or similar labor organization. The Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the employment of labor. To the Company’s knowledge, all independent contractors of or to the Company or any of its Subsidiaries are properly classified as such under applicable Law.

(e)

The Company has made available to the Purchaser all written Contracts in relation to the employees of the Company or any of its Subsidiaries and a summary, including key provisions, of all such Contracts is set forth in Section 21(e) of the Company Disclosure Letter.

(f)

Except as disclosed in Section 21(f) of the Company Disclosure Letter, there are no (i) severance, compensation, change of control, employment, retention or other Contracts or benefit plans with current or former employees or independent contractors providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of the Company or any of its Subsidiaries, and (ii) no employee of the Company or any of its Subsidiaries has any agreement or arrangement as to length of notice or severance or termination payment required to terminate his or her employment other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

22.	Environmental Matters. The Company and each of its Subsidiaries has obtained, has complied in all material respects with, and is in material compliance with, all Authorizations that are required for the occupation of its facilities and the ownership and operation of its business under applicable environmental Laws. Neither the Company nor any of its Subsidiaries has treated, stored, handled, transported, released or disposed of any substance, arranged for or permitted the disposal of any substance, exposed any Person to any substance or condition, or owned or operated the business of the Company and its Subsidiaries or any property or facility (and no such property or facility is contaminated by any substance) so as to give rise to any liability to the Company or such Subsidiary, including any corrective or remedial obligation under any environmental Laws. The Company and each of its Subsidiaries has complied in all material respects with, and is in material compliance with, all environmental Laws. No Action has been filed or commenced against the Company or any of its Subsidiaries with respect to, or under, any environmental Laws. No notice, report or other information has been received by the Company or any of its Subsidiaries alleging any failure to comply with, or any liability under, any environmental Laws.

23.	Privacy.

(a)	The Company has written privacy policies which govern the collection, use, disclosure and processing of personal information and the Company is in compliance with such policies.

(b)

The Company is and has at all times been in full compliance with all applicable privacy laws. To the extent required by applicable privacy laws, all personal information has been collected, used and disclosed with the consent of each individual to whom such personal information relates and has been used only for the purposes for which it was collected.

(ii) To the Company’s knowledge, the Company has never been the subject of (i) any loss or theft of, or unauthorized access, use or disclosure of, personal information; (ii) any complaints or claims regarding the collection, use, disclosure or processing of personal information or the actual or alleged violation of any privacy law; or (iii) any investigation, audit or other inquiry from a Governmental Entity, regarding the Company’s collection, use, disclosure or processing of personal information under any privacy law.

24.	Affiliate Transactions. Except as set forth in Section 24 of the Company Disclosure Letter, (a) there are no Contracts or outstanding liabilities between the Company or any of its Subsidiaries, on the one hand, and any current or former 5% or greater Company Shareholder, any director, manager, officer or employee of the Company or any of its Subsidiaries or any affiliate or associate of any such Person (each, a “Related Party”), on the other hand (each, a “Company Related Party Transaction”), other than for (i) payment of Ordinary Course salaries and bonuses for services rendered in accordance with the Company’s or such Subsidiary’s Company Benefit Plans or (ii) reimbursement of Ordinary Course and reasonable out-of-pocket expenses incurred on behalf of and in accordance with the written policies of the Company or such Subsidiary, (b) each Company Related Party Transaction is on an arms-length basis and can be terminated by the Company or such Subsidiary without premium, penalty or prior notice, (c) neither the Company nor any of its Subsidiaries provides, or causes to be provided, any material assets, services or facilities to any Related Party, (d) no Related Party provides, or causes to be provided, any material assets, services or facilities to the Company or any Subsidiary of the Company, and (e) neither the Company nor any Subsidiary of the Company beneficially owns, directly or indirectly, any interests or investment assets of any Related Party.

25.	Competition Act. As calculated in accordance with the Competition Act and the regulations thereto, the assets in Canada of the Company and its Subsidiaries: (a) have a book value of less than $93 million; and (b) generate gross annual revenues from sales in or from Canada of less than $93 million.

26.	Bank Accounts; Powers of Attorney. Set forth in Section 27 of the Company Disclosure Letter is a list of (a) each bank, trust company and stock or other broker with which the Company or any of its Subsidiaries has an account, credit lien or safe deposit box or vault, or otherwise maintains a relationship, including a listing of account numbers with each such institution (collectively, the “Company Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Company Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company or such Subsidiary.

27.	Books and Records. The minute books and records of the Company and its Subsidiaries, all of which are in the possession of the Company, are complete and correct in all material respects and have been made available to the Purchaser.

28.	Collateral Benefits. No Related Party of the Company together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequences of the transactions contemplated by this Agreement, including the Arrangement.

Fairness Opinions. The Company’s Board has received final, executed versions of the Fairness Opinions.

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1.	Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. The Purchaser has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business as now conducted, except as set forth under Federal Cannabis Laws. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the business of the Purchaser as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Purchaser Material Adverse Effect.

2.	Authority; Approval. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including the Arrangement. This Agreement has been duly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles and Federal Cannabis Laws. The board of directors of the Purchaser has unanimously approved the execution and delivery of this Agreement and the performance by the Purchaser of its obligations under this Agreement, in each case in accordance with the BCBCA and the Constating Documents of the Purchaser. No further act or proceeding on the part of the Purchaser or its board of directors is necessary to authorize the execution, delivery and performance of this Agreement.

3.	No Conflicts; Consents.

(a)

Neither the execution and the delivery by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, including the Arrangement, (a) violate or conflict with any provisions of the Constating Documents of the Purchaser, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which the Purchaser or any of their properties or assets are subject, except for Federal Cannabis Laws or (c) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any of the common shares or assets of the Purchaser, any Contract of the Purchaser or or Authorization of the Purchaser, except, in the case of clauses (b) and (c), as would not have a Purchaser Material Adverse Effect.

(b)

Except as set forth in Section 3(b) of the Purchaser Disclosure Letter, no consent, approval, Authorization, Governmental Order or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) the Interim Order and any filings required in order to obtain the Interim Order, (ii) the Final Order, and any filings required in order to obtain the Final Order, (iii) filings with the registrar under the BCBCA in connection with the Arrangement, (iv) filings with the Securities Authority and the CSE and (v) any consents, approvals, Authorizations, Governmental Orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect. The Purchaser has not received any written or oral notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement.

4.	Legal Proceedings. Except as set forth Section 4 of the Purchaser Disclosure Letter, there is no Action or series of related Actions, whether written or oral, pending or, to the Purchaser’s knowledge, threatened against, related to or affecting the Purchaser or any of its Subsidiaries, properties or assets, or any of their directors, managers or officers (in each case in their capacities as such), at law or in equity by or before a third Person or a Governmental Entity (a) with respect to the transactions contemplated by this Agreement or (b) otherwise, except in the case of this clause (b), as would not have a Purchaser Material Adverse Effect. The Purchaser has not received notice of, and to the Purchaser’s knowledge there has not been, any accident, happening or event which is or has been caused or allegedly caused by, or otherwise involves, the Purchaser or any of its Subsidiaries, in each case that is reasonably likely to result in or serve as a basis for a future Action or loss, except as would not have a Purchaser Material Adverse Effect or except as set out in the Purchaser Filings. Except as set forth in the Purchaser Filings or except as would not have a Purchaser Material Adverse Effect, neither the Purchaser nor any of its Subsidiaries is subject to or bound by any settlement or conciliation agreement. There are no Governmental Orders outstanding against or affecting the Purchaser or any of its Subsidiaries, properties or assets, or against or affecting any director, manager, officer or employee of the Purchaser or any of its Subsidiaries that would have a Purchaser Material Adverse Effect.

5.	Compliance with Laws.

(a)

Except for the Federal Cannabis Laws, the Purchaser and each of its Subsidiaries has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the business of the Purchaser and its Subsidiaries or the properties or assets of the Purchaser or its Subsidiaries.

(b)

The Purchaser and each of its Subsidiaries is in compliance in all respects with all Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis or medical marijuana, except where the absence of such compliance would not, in the aggregate, have a Purchaser Material Adverse Effect. Neither the Purchaser nor any of its Subsidiaries import or export cannabis products, from or to, any foreign country.

(c)	The Purchaser is in compliance in all material respects with applicable Securities Laws.

(d)

The operations of the Purchaser and each of its Subsidiaries are, and have been conducted, in compliance in all material respects with all financial record keeping and reporting requirements, the applicable anti-money laundering statutes of all jurisdictions where the Purchaser or such Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Entity. No Action involving the Purchaser or any of its Subsidiaries with respect to Anti- Money Laundering Laws is pending or, to the Purchaser’s knowledge, threatened.

(e)

To the Purchaser’s knowledge, no director, manager, officer, agent, employee, affiliate or other Person associated with or acting on behalf of the Purchaser or any of its Subsidiaries has (i) used any funds of the Purchaser or such Subsidiary for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic Governmental Entity or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) any other anti-bribery or anti-corruption statute or regulation.

6.	Securities Laws Matters. The Purchaser is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland (the “Purchaser Reporting Jurisdictions”). The common shares of the Purchaser are listed and posted for trading on the CSE. Except as set forth in Section 6 of the Purchaser Disclosure Letter, the Purchaser is not subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction except in respect of the Purchaser in the Purchaser Reporting Jurisdictions. The Purchaser has not taken any action to cease to be a reporting issuer in the Purchaser Reporting Jurisdictions, nor has the Purchaser received notification from any applicable securities regulatory authorities seeking to revoke the reporting issuer status of the Purchaser. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Purchaser is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Purchaser has filed all documents and information required to be filed by it, whether pursuant to applicable Securities Laws or otherwise, on SEDAR and with applicable securities regulatory authorities, except where non- compliance would not be material and adverse to the Purchaser. The Purchaser has not made any confidential filings with any securities regulatory authorities that, as at the date of this Agreement, are not publicly available. As of the time each Purchaser Filing was filed on SEDAR or with the applicable securities regulatory authority (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) such Purchaser Filing complied in all material respects with applicable Securities Laws; and (ii) none of the Purchaser Filings contained any Misrepresentation. Other than the transactions contemplated by this Agreement, there is no “material fact” or “material change” (as those terms are defined in under applicable Securities Laws) in the affairs of the Purchaser that has not been generally disclosed to the public.

7.	Financial Statements.

(a)	Included in the Purchaser Filings are true and complete copies of (collectively, the “Purchaser Financial Statements”) (i) the audited consolidated financial statements of the Purchaser as of and for the fiscal years ended December 31, 2019 and December 31, 2020 and (ii) the unaudited consolidated financial statements of the Purchaser as of and for the three and nine month period ended September 30, 2021.

(b)

The Purchaser Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Purchaser Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Purchaser Financial Statements. The Purchaser Financial Statements (including in all cases the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Purchaser and accurately present in all material respects the financial condition and results of operations of the Purchaser as of the times and for the periods referred to therein.

(c)

There has been no fraud, whether or not material, involving management or other Purchaser Employees who have a significant role in the internal control over financial reporting of the Purchaser and the preparation of the Purchaser Financial Statements. The Purchaser has received no (i) complaints from any source regarding accounting, internal accounting controls or auditing matters or (ii) expressions of concern from Purchaser Employees, directors of the Purchaser or the Purchaser’s auditors regarding questionable accounting or auditing matters.

8.	Capitalization.

(a)

The authorized capital of the Purchaser consists of (i) an unlimited number of Restricted Voting Shares, and (ii) an unlimited number of Purchaser Shares. As of December 17, 2021, there were an aggregate of nil Restricted Voting Shares and an aggregate of 198,671,284 Purchaser Shares outstanding. The outstanding Purchaser Shares are, and all Purchaser Shares permitted to be issued under this Agreement prior to the Effective Time will be, when issued, (i) issued in compliance with applicable Laws, and not issued in violation of the Purchaser’s Constating Documents or any other Contract to which the Purchaser is a party, (ii) duly authorized, validly issued, fully-paid and non-assessable and (iii) held by the owner thereof free and clear of all Liens.

(b)

Except as set forth in Section 7(b) of the Purchaser Disclosure Letter, (i) the Purchaser has no outstanding Purchaser Derivative Securities, (ii) the Purchaser does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder rights plans, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests of the Purchaser. All Purchaser Derivative Securities, the material terms of which are set forth in Section 7(b) of the Purchaser Disclosure Letter, were issued in compliance with applicable Laws and were not issued in violation of the Purchaser’s Constating Documents or any Contract to which the Purchaser is a party.

9.	Absence of Certain Changes. Since September 30, 2021, except as expressly contemplated by this Agreement, there has not occurred a Purchaser Material Adverse Effect.

10.	Consideration. The Purchaser Shares to be issued pursuant to the Arrangement have been, or will be, duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser.

11.	U.S. Securities Law Matters.

(a)

The Purchaser (i) is not registered or required to be registered, and (ii) after giving effect to the Arrangement at the Effective Time will not be required to register, as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

12.	Taxes.

(a)

(i) All material income Tax Returns and other Tax Returns required to be filed by the Purchaser and each Subsidiary of the Purchaser prior to the date hereof have been timely filed with the appropriate Governmental Entities, including applicable extensions; (ii) such Tax Returns were true, complete and correct in all material respects; and (iii) all material income and other Taxes due and owing by the Purchaser and each Subsidiary of the Purchaser (whether or not shown on any Tax Return) have been timely paid, other than those which are being or have been contested in good faith and in respect of which reserves have been provided for in the Purchaser Financial Statements. Neither the Purchaser nor any Subsidiary of the Purchaser is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)

The Purchaser and each Subsidiary of the Purchaser has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)

All deficiencies asserted, or assessments made, against the Purchaser or any Subsidiary of the Purchaser as a result of any examinations by any taxing authority have been fully paid, or are reflected as a liability in the Purchaser Financial Statements, or are being contested in good faith and an adequate reserve therefor has been established and is reflected in the Purchaser Financial Statements.

(d)

Except as set forth in Section 11(d) of the Purchaser Disclosure Letter, to the Purchaser’s knowledge, neither the Purchaser nor any Subsidiary of the Purchaser is a party to any proceeding, investigation, audit or claim by any taxing authority. Except as set forth in Section 11(d) of the Purchaser Disclosure Letter, neither the Purchaser nor any Subsidiary of the Purchaser has received written notice of any pending or threatened proceeding, investigation, audit or claim by any taxing authority against the Purchaser which has not been resolved or settled.

(e)	There are no material Liens for Taxes (other than Permitted Liens) upon the assets of the Purchaser or any Subsidiary of the Purchaser.

(f)

The Purchaser and each Subsidiary of the Purchaser has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Entity. The Purchaser and each Subsidiary of the Purchaser has timely and properly requested, received and retained all necessary exemption certificates.

(g)	The Purchaser is a “taxable Canadian corporation”, as that term is defined in subsection 89(1) of the Tax Act.

(h)	The Purchaser Shares (other than the Restricted Voting Shares) are listed on a “designated stock exchange”, as that term is defined in subsection 248(1) of the Tax Act.

(i)	The Purchaser is treated as a U.S. corporation for U.S. federal income tax purposes.

13.	Authorizations. The Purchaser and each of its Subsidiaries owns, manages, holds or possesses, and has complied in all material respects with, and is in compliance in all material respects with, all Authorizations which are required for the operation of the business of the Purchaser and each of its Subsidiaries and for the ownership and operation of the assets of the Purchaser, except as would not have a Purchaser Material Adverse Effect. The Purchaser has fulfilled and performed in all material respects its obligations under each such Authorization and is not in breach or default under any such Authorization, and no written notice of cancellation, default or dispute concerning any such Authorization has been received by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement or otherwise, in each case, except as would not have a Purchaser Material Adverse Effect. The Purchaser is not a party to or subject to any Action seeking to revoke, suspend or otherwise limit any such Authorization.

SCHEDULE E

FORM OF VOTING AND SUPPORT AGREEMENT

See attached.

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT is made as of December 20, 2021

BETWEEN

The person executing this Agreement as “the Shareholder” (the “Shareholder”)

- and -

PLANET 13 HOLDINGS INC., a corporation existing under the laws of the Province of British Columbia (the “Purchaser”)

RECITALS:

WHEREAS, in connection with an arrangement agreement between the Purchaser and Next Green Wave Holdings Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”), dated the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”), a copy of which has been provided to the Shareholder, the Purchaser is proposing to acquire all of the issued and outstanding common shares of the Company (the “Common Shares”), subject to the terms and conditions set forth in the Arrangement Agreement;

AND WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (British Columbia);

AND WHEREAS the Purchaser is entering into agreements with certain holders of Common Shares of the Company (the “Supporting Company Shareholders”) on the same terms and conditions as set out herein (collectively, the “Voting and Support Agreements”);

AND WHEREAS, the Shareholder is the beneficial owner, directly or indirectly, of, or exercises control or direction over, the Subject Securities listed in Schedule A hereto;

AND WHEREAS, this Agreement sets out, among other things, the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1. Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In this Agreement, including the recitals:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another Person sufficient to elect a majority of the board of directors (or the equivalent) of such Person;

“Agreement” means this voting and support agreement dated as of the date hereof between the Shareholder and the Purchaser as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Arrangement Agreement” has the meaning ascribed thereto in the recitals hereof;

“Company” has the meaning ascribed thereto in the recitals hereof;

“Common Shares” has the meaning ascribed thereto in the recitals hereof;

“Expiry Time” has the meaning ascribed thereto in Section 3.1(a);

“Notice” has the meaning ascribed thereto in Section 4.8;

“Parties” means the Shareholder and the Purchaser, and “Party” means any one of them;

“Purchaser” has the meaning ascribed thereto in the preamble hereof;

“Shareholder” has the meaning ascribed thereto in the preamble hereof; and

“Subject Securities” means the Common Shares and other securities listed on Schedule A hereto and any Common Shares acquired directly or indirectly by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such securities may be converted into, exchanged for or otherwise changed into.

1.2. Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3. Currency

All references to dollars or to $ are references to Canadian dollars.

1.4. Headings

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to “Articles”, “Sections” and “Schedules” refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5. Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Eastern Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Eastern Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.6. Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.7. Incorporation of Schedules

Schedule A attached hereto, for all purposes hereof, forms an integral part of this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)	The Shareholder, if the Shareholder is not a natural person, is a corporation or other entity validly existing under the laws of the jurisdiction of its incorporation.

(b)

The Shareholder, if the Shareholder is not a natural person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)

The Shareholder exercises control or direction over, and at and immediately prior to the Effective Time and at all times between the date hereof and the Effective Time, the Shareholder will control or direct, all of the Subject Securities set forth opposite its name in Schedule A hereto. Other than the Subject Securities, neither the Shareholder nor any of its affiliates, beneficially own, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company or any of its affiliates.

(d)

As at the date hereof, the Shareholder is, and immediately prior to the Effective Time will be, the sole beneficial owner of, or exercises control or direction over, the Subject Securities, with good and marketable title thereto, free and clear of all Liens.

(e)

The Shareholder has, and immediately prior to the Effective Time, the Shareholder will continue to have, the sole right to sell and vote or direct the sale and voting of the Subject Securities set forth in Schedule A.

(f)

No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except the Purchaser pursuant to this Agreement or the Arrangement Agreement.

(g)

No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations under this Agreement, other than those that are contemplated by the Arrangement Agreement.

(h)

There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement or as contemplated by the Arrangement Agreement.

(i)

None of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s securityholders or give consents or approvals of any kind, except pursuant to this Agreement.

(j)

None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) as applicable, any constating documents of the Shareholder (if the Shareholder is not a natural Person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any Law.

2.2. Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on its representations and warranties contained in this Agreement in completing the transactions contemplated hereby) the matters set out below:

(a)

The Purchaser is a corporation duly amalgamated and validly existing under the laws of its jurisdiction of formation and has the requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)

None of the execution and delivery by the Purchaser of this Agreement or the compliance by the Purchaser with the Purchaser’s obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Purchaser; (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound; (iii) any judgment, decree, order or award of any Governmental Entity or (iv) any Law.

(c)

No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation by the Purchaser of the Arrangement, other than those which are contemplated by the Arrangement Agreement.

(d)

There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against, or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Purchaser’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement or the Arrangement Agreement.

(e)

The number of Common Shares subject to Voting and Support Agreements as of the date hereof is not less than 39,569,182, and the terms and conditions of the other Voting and Support Agreements entered into between the Purchaser and the other Supporting Company Shareholders are not more favourable than those set out in this Agreement.

ARTICLE 3
COVENANTS

3.1. Covenants of the Shareholder

(a)	The Shareholder hereby covenants with the Purchaser that from the date of this Agreement until the termination of this Agreement in accordance with its terms as set forth in Section 4.1 (the “Expiry Time”), the Shareholder will not:

(i)

without having first obtained the prior written consent of the Purchaser, sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than pursuant to the Arrangement or to one or more corporations directly or indirectly wholly-owned or controlled by the Shareholder without affecting beneficial ownership or control or direction over the Subject Securities;

(ii)

other than as set forth herein, grant or agree to grant any proxies or powers of attorney, deliver any voting instruction form, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities; or

(iii)	requisition or join in the requisition of any meeting of any of the securityholders of the Company for the purpose of considering any resolution.

(b)

The Shareholder hereby covenants, undertakes and agrees at any time until the Expiry Time to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all the Subject Securities (to the extent they carry a right to vote):

(i)	at any meeting of any of the securityholders of the Company at which the Subject Securities are entitled to vote, including the Company Meeting; and

(ii)

in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement including the Plan of Arrangement and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement including under the Plan of Arrangement. In connection with the foregoing, subject to this Section 3.1(b), the Shareholder hereby agrees to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of the Subject Securities eligible to be voted as soon as practicable following the mailing of the Company Circular and in any event at least five (5) Business Days prior to the Company Meeting, voting all the Subject Securities (to the extent that they carry the right to vote) in favour of the Arrangement Resolution. The Shareholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, revoke, change, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1. The Shareholder will provide copies of each such proxy, voting instruction form (or screenshots evidencing electronic voting thereof) referred to above to the Purchaser at the address below concurrently with its delivery as provided for above.

(c)

The Shareholder hereby revokes and will take all steps necessary to effect the revocation of any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement and the Shareholder agrees not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this Agreement except as expressly required or permitted by this Agreement.

(d)

The Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) the Subject Securities against any proposed action by the Company, any shareholder, any of the Company’s Subsidiaries or any other Person (or group of Persons): (i) in respect of any Acquisition Proposal or other merger, take-over bid, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, dissolution, liquidation, winding up or similar transaction involving the Company or any Subsidiary of the Company, other than the Arrangement; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful and timely completion of the Arrangement, including without limitation any amendment to the articles or by-laws of the Company or any of its Subsidiaries or their respective corporate structures or capitalization; or (iii) any action or agreement that would reasonably be expected to lead to or result in a breach of any representation, warranty, covenant or other obligation of the Company under the Arrangement Agreement if such action, agreement or breach requires securityholder approval.

(e)	The Shareholder will not, and the Shareholder will ensure that no beneficial owner of Subject Securities will, exercise or seek to exercise any dissent rights in respect of the Arrangement.

(f)	The Shareholder hereby consents to:

(i)

details of this Agreement being set out in any press release, information circular, including the Company Circular, and court documents produced by the Company, the Purchaser or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and

(ii)	this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) operated on behalf of the Securities Authorities.

(g)

Except as required by Law or applicable stock exchange requirements, the Shareholder will not, and will ensure that its affiliates do not, make any public announcement or statements with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of the Purchaser and shall provide the Purchaser with reasonable advance notice of and opportunity to comment on such draft documentation and shall accept all reasonable comments of the Purchaser, acting resonably.

3.2. Covenants of the Purchaser

The Purchaser hereby covenants with the Shareholder that from the date of this Agreement until the Expiry Time, it shall:

(a)

promptly take all steps required of it under the Arrangement Agreement to cause the Arrangement to occur in accordance with the terms of and subject to the conditions set forth in the Arrangement Agreement;

(b)

promptly upon the termination of the Arrangement Agreement or upon the termination of this Agreement, notify the Shareholder in writing at the same time it notifies the other Company Lock-up Shareholders of such termination and, in any event, within two (2) days of such termination;

(c)	promptly notify the Shareholder in writing of any amendment to the Arrangement Agreement or Plan of Arrangement, which notice shall be accompanied by a copy of such amendment(s);

(d)

not, without the prior written consent of the Shareholder: (i) impose additional conditions to completion of the Arrangement or modify the same, in either case, in a manner that would reasonably have the effect of delaying, impeding, interfering with, postponing, hindering, or preventing the completion of the Arrangement; (ii) change the amount or form of consideration payable pursuant to the Arrangement (other than to increase the total consideration per Common Share and/or to add additional consideration); (iii) modify or remove any covenants of the Purchaser in a manner that would reasonably have the effect of delaying, impeding, interfering with, postponing, hindering, or preventing the completion of the Arrangement; (iv) otherwise vary the Arrangement or any terms or conditions thereof in a manner that is adverse to shareholders of the Company; or (v) waive, release, amend or modify the terms of any other Voting and Support Agreement without providing the Shareholder with the benefit of the same waiver, release, amendment or modification of this Agreement.

ARTICLE 4
GENERAL

4.1. Termination

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Parties;

(b)	written notice by the Shareholder to the Purchaser if:

(i)	any representation or warranty of the Purchaser under this Agreement is untrue or incorrect in any material respect;

(ii)	the Purchaser has breached this Agreement in any material respect or is in material default of its performance of its obligations hereunder or under the Arrangement Agreement;

(iii)	without the prior written consent of the Shareholder, the Arrangement Agreement is amended in a manner that is adverse to the Shareholder;

(iv)	the Purchaser has not complied in any material respect, with any of its covenants contained herein; or

(v)	if the Arrangement is not completed prior to the Outside Date.

provided that at the time of such termination, the Shareholder has not breached this Agreement in any material respect and is not in material default in the performance of its obligations under this Agreement;

(c)	written notice by the Purchaser to the Shareholder if:

(i)	any representation or warranty of the Shareholder under this Agreement is untrue or incorrect in any material respect; or

(ii)	the Shareholder has not complied in any material respect with its covenants contained herein;

provided that at the time of such termination, the Purchaser has not breached this Agreement in any material respect and is not in material default in the performance of its obligations under this Agreement;

(d)

the Arrangement Agreement has been terminated in accordance with its terms, including, without limitation, where the Arrangement Agreement is terminated in connection with the acceptance by the Company of a Superior Proposal pursuant to Section 7.2(1)(c)(ii) thereof; and

(e)	the acquisition of the Subject Securities by the Purchaser.

4.2. Time of the Essence

Time is of the essence in this Agreement.

4.3. Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any willful breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

4.4. Equitable Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5. Fiduciary Duty

Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit any director or officer of the Company from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of the Company or that is otherwise permitted by, and done in compliance with, the terms of the Arrangement Agreement. The Purchaser further hereby agrees that the Shareholder is not making any agreement or understanding herein in any capacity other than in its capacity as securityholder.

4.6. Waiver; Amendment

Each Party agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.7. Entire Agreement

This Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

4.8. Notices

Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:30 p.m. (Eastern Time), and otherwise on the next Business Day; or (ii) if sent by email (where the sender receives an email from the recipient acknowledging receipt, provided a “read receipt” does not constitute acknowledgment of an email) on the date of transmission if it is a Business Day and transmission was made prior to 4:30 p.m. (Eastern Time) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like Notice):

(a)	if to the Purchaser:

Planet 13 Holdings Inc. 2548 West Desert Inn Road Las Vegas, Nevada 89109

Attention:	Leighton Koehler, General Counsel
Email:	[REDACTED]

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP

Suite 800, 365 Bay Street

Toronto, Ontario M5H 2V1

Attention:	Charles Malone
Email:	cmalone@wildaw.ca

with a copy (which shall not constitute notice) to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention:	Joseph C. Bedwick, Esq.
Email:	jbedwick@cozen.com

(b)	if to the Shareholder, at the address set forth in Schedule A,

with a copy (which shall not constitute notice) to:

McMillan LLP

Royal Centre, Suite 1500
1055 West Georgia Street, PO Box 11117
Vancouver, British Columbia V6E 4N7

Attention:	Arman G. Farahani
Email:	arman.farahani@mcmillan.ca

Rejection or other refusal to accept, inability to deliver because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to a Party’s legal counsel does not invalidate delivery of that Notice to a Party.

4.9. Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10. Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party.

4.11. Expenses

Each Party will pay all costs and expenses (including the fees and disbursements of legal counsel and other advisors) it incurs in connection with the negotiation, preparation and execution of this Agreement.

4.12. Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.13. Further Assurances

The Parties will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.14. Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed .pdf or similar executed electronic copy of this Agreement, and such .pdf or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The remainder of this page has been intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first written above.

PURCHASER:	PLANET 13 HOLDINGS INC.

By:
Name:
Title:

SHAREHOLDER:	Accepted and agreed to with effect from the______ day of December , 2021.

[NTD: INSERT CORPORATE NAME]

By:
Name:
Title:

[NTD: INSERT INDIVIDUAL NAME]

[Witness]	[Name]

[Voting and Support Agreement]

SCHEDULE A

Name of Shareholder	Number of Common Shares	Number of Options
[●]	[●]	[●]

Address for Notice:

Address:                                   Attention:                        Email:___________

[Voting and Support Agreement]